Exhibit 99.2

PURCHASE AGREEMENT

by and among

Automated Securities Clearance, Ltd.,

Toll Associates LLC

and

The Nasdaq Stock Market, Inc.

Dated May 25, 2004

PURCHASE AGREEMENT

PARTIES:	Automated Securities Clearance, Ltd.

a New Jersey corporation (“Seller”)
545 Washington Boulevard
Jersey City, NY 07310

Toll Associates LLC
a Delaware limited liability company (“Toll”)
545 Washington Boulevard
Jersey City, NY 07310

The Nasdaq Stock Market, Inc.
a Delaware corporation (“Buyer”)
One Liberty Plaza
New York, NY 10006

Date:	May 25, 2004

Background: Seller owns beneficially and of record 100% of the issued and outstanding membership interests of Toll (the “Membership Interests”).  Toll, a holding company with no operations, owns (a) beneficially and of record 99.8% of the issued and outstanding membership interests (the “Brut Interests”) of Brut, LLC, a Delaware limited liability company (“Brut”), and (b) 100% of the issued and outstanding capital stock (the “Brut Inc Stock”) of Brut, Inc., a Delaware corporation (“Brut Inc”). Brut Inc, also a holding company with no operations, owns beneficially and of record the remaining 0.2% of the Brut Interests.  Brut is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a member of the National Association of Securities Dealers, Inc. (“NASD”), the National Stock Exchange (“NSX”), the Securities Investors Protection Corporation (“SIPC”) and the Boston Stock Exchange (“BSE”), and is engaged in the business of operating the Brut ECN, its own “electronic communications network,” as defined in Rule 11Ac1-1(a)(8) under the Exchange Act, including any successor name thereof (“ECN”), for trading equity securities on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) and The Nasdaq Stock Market (“Nasdaq”), and operates as a broker-dealer in connection therewith (collectively, the “Business”).  Brut owns beneficially and of record 100% of the issued and outstanding capital stock (the “BEL Stock”) of Brut Europe Limited, a private company limited by shares, formed under the laws of England and Wales (“BEL”), that is currently dormant.  The parties hereto desire that Seller sell and Buyer buy the Membership Interests, all on the terms and subject to the conditions set forth in this Purchase Agreement (the “Agreement”).

Intending To Be Legally Bound, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Defined Terms

Unless the context shall otherwise require, the following terms shall have the respective meanings set forth below:

1.1          “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

1.2          “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise.

1.3          “Agreement” shall have the meaning given that term in the “Background” section of this Agreement.

1.4          “Allocation” shall have the meaning given that term in Section 2.7.

1.5          “Amex” shall have the meaning given that term in the “Background” section of this Agreement.

1.6          “Antitrust Law” means any Law that is designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, or the lessening of competition through merger or acquisition, specifically including, but not limited to, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, and the Federal Trade Commission Act of 1914, as amended.

1.7          “Arbiter” shall have the meaning given that term in Section 2.5.2.

1.8          “Asset” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, security deposits under any leases, escrows, Accounts Receivable, Tangible Property, Real Property, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

1.9          “ATS” shall have the meaning given that term in Section 3.12(a).

1.10        “Basket Amount” shall have the meaning given that term in Section 10.5(a).

1.11        “BEL” shall have the meaning given that term in the “Background” section of this Agreement.

1.12        “BEL Stock” shall have the meaning given that term in the “Background” section of this Agreement.

1.13        “BRASS System” means the Software system offered by Seller that provides order entry, order routing, order management and messaging systems, portals or services evidenced by the Software code held in escrow pursuant to Section 5.11.

1.14        “Brut” shall have the meaning given that term in the “Background” section of this Agreement.

1.15        “Brut Inc” shall have the meaning given that term in the “Background” section of this Agreement.

1.16        “Brut Inc Stock” shall have the meaning given that term in the “Background” section of this Agreement.

1.17        “Brut Interests” shall have the meaning given that term in the “Background” section of this Agreement.

1.18        “Brut Membership Agreement” shall have the meaning given that term in Section 3.12.

1.19        “Brut ECN Software” shall have the meaning ascribed to it in the Software License Agreement.

1.20        “BSE” shall have the meaning given that term in the “Background” section of this Agreement.

1.21        “Burdensome Condition” shall have the meaning given that term in Section 5.9.

1.22        “Business” shall have the meaning given that term in the “Background” section of this Agreement.

1.23        “Buyer Indemnitee” and “Buyer Indemnitees” shall have the meaning given that term in Section 10.2.

1.24        “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets.

1.25        “Claim” shall have the meaning given that term in Section 10.4(a).

1.26        “Clearing Agreement” shall have the meaning given that term in Section 5.7.

1.27        “Closing” shall have the meaning given that term in Section 7.1.

1.28        “Closing Balance Sheet” shall have the meaning given that term in Section 2.3.

1.29        “Closing Date” shall have the meaning given that term in Section 7.1.

1.30        “Closing Pass-Through Receivables” shall have the meaning given that term in Section 2.9(a).

1.31        “Closing Payment” shall have the meaning given that term in Section 2.2.

1.32        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

1.33        “Competing Business” shall have the meaning given that term in Section 5.11(a).

1.34        “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.35        “Continuing Employees” means the Current Employees and any other individual hired by any of the Toll Entities between the date hereof and the Closing Date.

1.36        “Contract” means any contract, agreement, instrument, order or commitment of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, customer agreements, options or warrants.

1.37        “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.38        “Current Employee” shall have the meaning given that term in Section 3.13(a).

1.39        “Defense” shall have the meaning given that term in Section 10.4(b).

1.40        “ECN” shall have the meaning given that term in the “Background” section of this Agreement.

1.41        “ECN Component” means the components or portions of the Brut ECN Software unique to Brut and not included in the BRASS System, UMA, U2 or X2, as evidenced by the comparison of the Software code of the Brut ECN Software with each of the other systems held in escrow pursuant to Section 5.11.  For the purpose of clarity the parties acknowledge that the Brut ECN Software is a derivative product of the BRASS System and UMA and that there is overlapping architecture and functionality among the Brut ECN Software, the BRASS System, UMA, U2 and X2.

1.42        “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature (but not including employment Contracts with individual employees) under which any employee, former employee, director or consultant of or to a Toll Entity or any ERISA Affiliate, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit or compensation rights or with respect to which a Toll Entity or any ERISA Affiliate has or may have any liability.

1.43        “Encumbrance” means any lien, super lien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden, charge or interest of another Person of any kind or nature.

1.44        “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.45        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.46        “ERISA Affiliate” means any trade or business, whether or not incorporated, which is a member of a “controlled group of corporations” or which is under “common control” (as such terms are defined in Section 414 of the Code) with a Toll Entity, which is a member of an “affiliated service group” (as such term is defined in Section 414 of the Code) that includes a Toll Entity or which is part of another arrangement with a Toll Entity (as described in Section 414(o) of the Code).

1.47        “Excepted Loss” and “Excepted Losses” shall have the meaning given those terms in Section 10.6.

1.48        “Exchange Act” shall have the meaning given that term in the “Background” section of this Agreement.

1.49        “Filing Party” shall have the meaning given that term in Section 9.6.

1.50        “Financial Statements” shall have the meaning given that term in Section 3.5(b).

1.51        “Full Year Period” shall have the meaning given that term in Section 9.2.

1.52        “Full Year Return” shall have the meaning given that term in Section 9.2.

1.53        “GAAP” means generally accepted accounting principles in the United States, which, unless otherwise indicated, are applied on a consistent basis.

1.54        “Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, Self-Regulatory Organization, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, police, military or taxing authority or power of any nature under or pursuant to any of the foregoing.

1.55        “Guarantee” shall have the meaning given that term in Section 8.5.

1.56        “Hosting Agreement” shall have the meaning given that term in Section 5.8.

1.57        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.58        “including” means including but not limited to.

1.59        “Indemnification Notice” shall have the meaning given that term in Section 10.4(a).

1.60        “Indemnitee” shall have the meaning given that term in Section 10.4(a).

1.61        “Indemnitor” shall have the meaning given that term in Section 10.4(a).

1.62        “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.63        “Intangible” means any Intellectual Property or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative or inactive and whether owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, and whether arising under statutory or common law in any jurisdiction or otherwise.

1.64        “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general Intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing) (collectively, “Patents”); copyrights (including any registrations and applications for any of the foregoing) (collectively, “Copyrights”); Software; databases; and technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”).

1.65        “IRS” means the United States Internal Revenue Service.

1.66        “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

1.67        “to the knowledge of Seller,” “to Seller’s knowledge” and similar phrases mean that none of the Persons identified on SCHEDULE 1.67 has any actual knowledge that the statement made is incorrect; provided, however, nothing contained in this Agreement shall be deemed to make such individuals personally liable hereunder in the absence of their fraud or intentional misrepresentation.

1.68        “Latest Audited Balance Sheet” shall have the meaning given that term in Section 3.5(b).

1.69        “Latest Audited Balance Sheet Date” shall have the meaning given that term in Section 3.5(b).

1.70        “Law” means any provision of any law, including common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation, guideline or other pronouncement of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

1.71        “Leased Real Property” shall have the meaning given that term in Section 3.9.

1.72        “Loss” and “Losses” shall have the meanings given those terms in Section 10.2.

1.73        “Material Adverse Effect” means a material adverse effect on or a material adverse change to (i) the financial condition, results of operations and Assets of the Toll Entities, taken as a whole, or the Business taken as a whole, or (ii) the ability of Seller and the Toll Entities to consummate the transactions contemplated by this Agreement applicable to them, in accordance with the terms of this Agreement, provided that the determination of Material Adverse Effect shall disregard any adverse effect on or change to the financial condition, results of operations and Assets of the Toll Entities, or the Business, caused by (a) events, conditions or circumstances that generally affect the economy, the securities markets, or the industries in which the Toll Entities or the Business operate; (b) matters disclosed in the Agreement, the Related Agreements or their respective Schedules as of the date of this Agreement; (c) war, acts of war, terrorism or acts of terrorism (whether or not the foregoing are declared or undeclared and whether or not the foregoing take place in the United States or outside of the United States); or (d) consequences relating to the announcement or pendency of the transactions contemplated by this Agreement, and provided further that any action taken or agreement entered into pursuant to Section 5.9 of this Agreement shall not constitute a Material Adverse Effect.

1.74        “Membership Interests” shall have the meaning given that term in the “Background” section of this Agreement.

1.75        “NASD” shall have the meaning given that term in the “Background” section of this Agreement.

1.76        “Nasdaq” shall have the meaning given that term in the “Background” section of this Agreement.

1.77        “No-Action Letter” shall have the meaning given that term in Section 3.12(g).

1.78        “Non-Filing Party” shall have the meaning given that term in Section 9.6.

1.79        “NSX” shall have the meaning given that term in the “Background” section of this Agreement.

1.80        “NYSE” shall have the meaning given that term in the “Background” section of this Agreement.

1.81        “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.82        “Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, bylaws, articles of association, memorandum of association, operating agreement or other similar organizational documents of such Person.

1.83        “Outside Date” shall have the meaning given that term in Section 11.1(d).

1.84        “Parent” means SunGard Data Systems, Inc.

1.85        “Parent Plans” shall have the meaning give that term in Section 3.14(a).

1.86        “Pass-Through Receivables Schedule” shall have the meaning given that term in Section 2.9(a).

1.87        “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued or approved by any Governmental Body.

1.88        “Person” means any individual, Entity or Governmental Body.

1.89        “Phase3 Employees” shall have the meaning given that term in Section 5.11(c).

1.90        “Pre-Closing Returns” shall have the meaning given that term in Section 9.1.

1.91        “Prepaid/Deposit Assets” shall have the meaning given that term in Section 2.4.

1.92        “Pro Forma Return” shall have the meaning given that term in Section 9.2.

1.93        “Proceeding” means any suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of similar nature.

1.94        “Prohibited Employees” shall have the meaning given that term in Section 5.11(c).

1.95        “Purchase Price” shall have the meaning given that term in Section 2.2.

1.96        “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held.

1.97        “Related Agreements” means all of the written agreements, instruments, understandings, assignments or other arrangements entered into by Seller Parties, a Toll Entity or Buyer and, in certain instances, their respective Affiliates, in connection with the transactions contemplated hereby, including the Software License Agreement, Clearing Agreement and Hosting Agreement.

1.98        “Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).

1.99        “Sales Tax” shall have the meaning given that term in Section 9.4.

1.100      “Scheduled Employee” shall have the meaning given that term in Section 8.1.

1.101      “SEC” shall have the meaning given that term in the “Background” section of this Agreement.

1.102      “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

1.103      “Self Regulatory Organization” or “SRO”  shall have the meaning specified in Section 3(a)(26) of the Exchange Act.

1.104      “Seller Indemnitee” and Seller Indemnitees” shall have the meaning given that term in Section 10.3.

1.105      “Seller’s Assets” shall have the meaning given that term in Section 2.4.

1.106      “Seller’s Asset Value” shall have the meaning given that term in Section 2.4.

1.107      “Shortfall Amount” shall have the meaning given that term in Section 2.9(b).

1.108      “Shortfall Date” shall have the meaning given that term in Section 2.9(b).

1.109      “Shortfall Notice” shall have the meaning given that term in Section 2.9(b).

1.110      “SIPC” shall have the meaning given that term in the “Background” section of this Agreement.

1.111      “Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate or in the use of any such computer program, operating system, application, firmware or software.

1.112      “Software License Agreement” shall have the meaning given that term in Section 5.6.

1.113      “Specified Contracts” shall have the meaning given that term in Section 3.11.

1.114      “SunGard Entities” means Parent and Seller.

1.115      “SunGard Financial” has the meaning given that term in Section 5.7.

1.116      “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.117      “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.118      “Tax Returns” means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

1.119      “Third Party Claim” shall have the meaning given that term in Section 10.4(a).

1.120      “31(a) Pass-Through Fees” means fees payable to the SEC pursuant to Section 31(a) of the Exchange Act that are paid by Brut on behalf of its customers and then charged back by Brut to such customers in their customer accounts at Brut.

1.121      “Toll Employee Benefit Plans” shall have the meaning given that term in Section 3.14(a).

1.122      “Toll Entities” means Toll, BEL, Brut Inc and Brut.

1.123      “Transfer Taxes” means any documentary, sales, use, registration, value added, transfer, stamp and similar Taxes, fees and costs attributable to, arising out of or resulting from the consummation of the transactions contemplated by this Agreement.

1.124      “U2” means a quote management and market access Software system offered by Seller as evidenced by the Software code held in escrow pursuant to Section 5.11.

1.125      “UMA” means a quote management and market access Software system offered by Seller as evidenced by the Software code held in escrow pursuant to Section 5.11.

1.126      “Working Capital Deficit” shall have the meaning given that term in Section 2.5.

1.127      “Working Capital Excess” shall have the meaning given that term in Section 2.5.

1.128      “Working Capital Statement” shall have the meaning given that term in Section 2.5.1.

1.129      “X2” means a quote management and market access system offered by Seller as evidenced by the Software code held in escrow pursuant to Section 5.11.

SECTION 2.  The Transaction

2.1          Sale and Purchase of Membership Interests.  On the Closing Date, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest in and to, the Membership Interests, free and clear of any Encumbrances, resulting in Buyer’s indirect ownership, through Toll and Brut Inc, of 100% of the Brut Interests.

2.2          Purchase Price.  The total purchase price for the Membership Interests (the “Purchase Price”) shall be (a) a cash payment in the amount of One Hundred Ninety Million Dollars ($190,000,000) (the “Closing Payment”), which shall be payable to Seller at Closing, plus (b) a cash payment equal to the Seller’s Asset Value, if any, which shall be payable to Seller in accordance with Section 2.4, plus (c) a cash payment equal to the Working Capital Excess, if any, which shall be payable to Seller in accordance with Section 2.5, minus (d) a cash payment equal to the Working Capital Deficit, if any, which shall be payable to Buyer in accordance with Section 2.5.

2.3          Closing Balance Sheet.  Following the Closing Date, Buyer, with the cooperation of Seller to the extent deemed necessary or appropriate by Buyer, shall prepare, or cause to be prepared, an unaudited balance sheet of Brut as of the Closing Date (“Closing Balance Sheet”), which shall be in accordance with GAAP consistently applied, except that it shall not have footnotes or other audit disclosures, and shall be subject to normal adjustments that would ordinarily be taken at year end and which, individually and in the aggregate, are not material.  Buyer shall deliver the Closing Balance Sheet to Seller as soon as reasonably practicable after the Closing Date but in any event within sixty (60) days after the Closing Date.

2.4          Seller’s Asset Value.  It is the parties intent that, to the extent practicable, all of Brut’s Cash Assets shall have been distributed upstream to Seller, and all prepaids and deposits made by Brut (“Prepaid/Deposit Assets”), including deposits made by Brut with NSCC and Merrill Pro, shall have been returned to Brut in cash and such cash distributed upstream to Seller, prior to the Closing Date.  To the extent, however, that not all of Brut’s Cash Assets and Prepaid/Deposit Assets (collectively, “Seller’s Assets”) are so distributed (i.e., the Closing

Balance Sheet reflects Seller’s Assets of greater than $0), the aggregate dollar amount of Seller’s Assets (the “Seller’s Asset Value”) reflected on the Closing Balance Sheet shall represent on a dollar for dollar basis the Purchase Price component payable by Buyer pursuant to Section 2.2(b).  The Seller’s Asset Value shall be paid by Buyer to Seller in cash within ten (10) business days after the Working Capital Statement is ultimately finalized in accordance with Section 2.5.1.

2.5          Working Capital Adjustment.  The Purchase Price component payable by Buyer pursuant to Section 2.2(c) shall be equal to the amount by which (a) Brut’s consolidated working capital, assuming there is no Seller’s Asset Value, as of the Closing Date (i.e., current Assets less Seller’s Assets and current liabilities, each as reflected on the Closing Balance Sheet) exceeds (b) Brut’s consolidated working capital, assuming there is no Seller’s Asset Value, as of December 31, 2003 (i.e., current Assets less Seller’s Assets and current liabilities, each as reflected on the Latest Audited Balance Sheet) (“Working Capital Excess”).  The Purchase Price component payable by Seller pursuant to Section 2.2(d) shall be equal to the amount by which (a) Brut’s consolidated working capital, assuming there is no Seller’s Asset Value, as of December 31, 2003 (i.e., current Assets less Seller’s Assets and current liabilities, each as reflected on the Latest Audited Balance Sheet) exceeds (b) Brut’s consolidated working capital, assuming there is no Seller’s Asset Value, as of the Closing Date (i.e., current Assets less Seller’s Assets and current liabilities, each as reflected on the Closing Balance Sheet) (“Working Capital Deficit”).

2.5.1.      Working Capital Statement.  Buyer shall (a) prepare, with the cooperation of Seller, a statement (“Working Capital Statement”) showing a clear and detailed calculation of the Working Capital Excess or Working Capital Deficit, as the case may be, and (b) deliver the Working Capital Statement to Seller at the same time as the Closing Balance Sheet is delivered to Seller under Section 2.3.  Seller shall notify Buyer in writing of any objections to the Working Capital Statement and/or Closing Balance Sheet within thirty (30) days after Seller receives the Working Capital Statement and the Closing Balance Sheet.  If Seller does not notify Buyer of any such objections by the end of that thirty-day period, then the Working Capital Statement and the Closing Balance Sheet shall each be considered final on the last day of that thirty-day period.  If Seller does notify Buyer of any such objections by the end of that thirty-day period, and Seller and Buyer are unable to resolve their differences within fifteen (15) days thereafter, then Seller and Buyer shall instruct their respective accountants to, in good faith, use their best efforts to resolve such disputed items to their mutual satisfaction and to deliver a final Working Capital Statement and Closing Balance Sheet to Seller and Buyer as soon as possible.  If Seller’s accountants and Buyer’s accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions, then the remaining disputed items and the value attributable to them by each of Seller and Buyer shall be submitted to a mutually agreeable, nationally recognized accounting firm (“Arbiter”) for resolution, and the Arbiter shall be instructed to deliver a final Working Capital Statement and Closing Balance Sheet to Seller and Buyer as soon as possible.  In the event that the Arbiter’s determination of the value of such disputed items is closer in value to the value attributed to such disputed items by Buyer, Seller shall pay the costs of the Arbiter.  In the event that the Arbiter’s determination of the value of such disputed items is closer in value to the value attributed to such disputed items by Seller, Buyer shall pay the costs of the Arbiter.

2.5.2.      Payment of Working Capital Adjustment.  The Working Capital Excess, if any, shall be paid by Buyer to Seller and the Working Capital Deficit, if any, shall be paid by Seller to Buyer in cash within ten (10) business days after the Working Capital Statement is ultimately finalized in accordance with Section 2.5.1.

2.6          Currency and Method of Payment.  All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency.  All payments required under this Agreement shall be made as follows:  (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $50,000 shall be made by wire transfer of immediately available United States federal funds; and (c) any payment not exceeding $50,000 may be made by ordinary check.

2.7          Purchase Price Allocation.  Seller and Buyer agree to allocate (a) 99.8% of the Purchase Price to the 99.8% of the Brut Interests owned by Toll and (b) 0.2% of the Purchase Price to the Brut Inc Stock owned by Toll (the “Allocation”).  Each of Seller and Buyer shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with the Allocation, (iii) prepare and file, and cause its respective Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iv) take no position, and cause its respective Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any Proceeding before any Taxing authority or in any report made for Tax purposes.  In the event that the Allocation is disputed by any Taxing authority, the party receiving notice of the dispute shall promptly notify and consult with the other parties and keep the other parties reasonably apprised of material developments concerning resolution of such dispute.

2.8          Intercompany Accounts.  Except as set forth on SCHEDULE 2..8, on or prior to the Closing Date, all intercompany accounts between any Toll Entity, on the one hand, and a SunGard Entity or any Affiliate of a SunGard Entity (excluding the Toll Entities), on the other hand, shall be eliminated.

2.9          Pass-Through Receivables.

(a)  Buyer agrees that beginning on the date following the Closing Date and ending on the date that is 120 days after the Closing Date (the “Shortfall Date”), it shall use its reasonable best efforts consistent with its past Accounts Receivable collections practices to timely collect payment of the 31(a) Pass-Through Fees identified as Accounts Receivable of Brut as of the Closing Date (“Closing Pass-Through Receivables”) on a schedule delivered to Buyer by Seller at the Closing (the “Pass-Through Receivables Schedule”), which schedule shall be automatically amended to reflect as its Closing Pass-Through Receivables the Closing Pass-Through Receivables identified as such on the Closing Balance Sheet, as such Closing Balance Sheet may be amended or modified in accordance with Section 2.5.1.  Buyer agrees to apply all payments received with respect to payors who owe payment on such Pass-Through Closing Receivables, first to the oldest invoice and thereafter in order to the next oldest invoice, unless the payor specifically designates that the payment be applied in some other way, in which case the payor’s instructions shall control.

(b)  Within 20 business days following the Shortfall Date, Buyer shall furnish Seller with a written notice (the “Shortfall Notice”) setting forth in reasonable detail the calculation of the amount, if any, of the excess (the “Shortfall Amount”) of the Closing Pass-Through Receivables over the total amount of payments received in the period from the Closing Date through the Shortfall Date in respect thereof; provided, however, the Shortfall Amount, if any, shall be reduced by the amount of any specific reserves set forth on the Closing Balance Sheet directly related to any unpaid portion of the Closing Pass-Through Receivables; provided, further, Buyer will not provide a Shortfall Notice if the Shortfall Amount is less than $250,000.

(c)  Seller shall notify Buyer in writing of any objections to the Shortfall Amount within thirty (30) days after Seller receives the Shortfall Notice.  If Seller does not notify Buyer of any such objections by the end of that thirty-day period, then the Shortfall Amount shall be considered final on the last day of that thirty-day period.  If Seller does notify Buyer of any such objections by the end of that thirty-day period, and Seller and Buyer are unable to resolve their differences within fifteen (15) days thereafter, then the Arbiter (or if no such Arbiter was appointed for the purposes of Section 2.5.1 or Section 9, one shall be appointed for the purposes of this Section 2.9 pursuant to the procedures set forth in Section 2.5.1) shall be instructed to determine the amount of such Shortfall Amount, if any, as soon as possible and such determination shall be conclusive and binding on the parties.  If Seller does not object to Buyer’s calculation of the Shortfall Amount within the thirty (30) day period, the parties agree on a Shortfall Amount or the Arbiter determines that a Shortfall Amount exists, then within ten (10) business days after such Shortfall Amount is ultimately finalized in accordance with this Section 2.9 (i) Buyer shall assign the Closing Pass-Through Receivables that have not been collected at that time to Seller (or an Affiliate designated by Seller) for it to collect and (ii) Seller shall pay in cash to Buyer the amount of the Shortfall Amount.  In the event that Buyer assigns any Closing Pass-Through Receivables to Seller (or its designated Affiliate), Buyer agrees that it will (x) provide Seller with all documentation and information regarding such Closing Pass-Through Receivables as may be reasonably requested by Seller and (y) promptly following receipt thereof, turn over to Seller any amounts received by Buyer or its Affiliates thereafter from the payor in respect of such Closing Pass-Through Receivables, up to and including the entire amount of the relevant Closing Pass-Through Receivables.

SECTION 3.  Representations of Seller

Knowing that Buyer is relying thereon, Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall, subject to Section 5.3 and as amended in accordance with Section 5.3, remain true and correct to and including the Closing Date:

3.1                               Organization.

(a)  Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of New Jersey and possesses the full corporate power and authority to own, lease and operate its Assets, conduct its business as and where such business is presently conducted, and enter into and perform its obligations under this Agreement and the Related Agreements (to the extent it is a party thereto).  Each of Toll and Brut is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of

Delaware; Brut Inc is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware; and BEL is a private company limited by shares, duly organized and validly existing under the Laws of England and Wales.  Each of the Toll Entities has the full corporate or other power and authority:  (i) to own, lease and operate its Assets in the manner in which such Assets are currently owned and used, and (ii) to conduct its business, if any, as and where such business is currently being conducted.  Each of the Toll Entities is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law and is in good standing in each of the jurisdictions where it is required by applicable Law to be qualified or registered to do business.  Seller has made available to Buyer prior to the execution of this Agreement complete and accurate copies of the Organizational Documents of each Toll Entity, each, as currently in effect.

(b)  Toll beneficially and of record owns 99.8% of the Brut Interests and 100% of the Brut Inc Stock; Brut Inc beneficially and of record owns 0.2% of the Brut Interests; and Brut beneficially and of record owns 100% of the BEL Stock.  Except as provided in the preceding sentence, none of the Toll Entities owns any capital stock or other ownership interests in any other Person.

(c)  Since January 1, 2004, neither Toll nor Brut Inc has, other than in connection with (i) with respect to Brut Inc, its ownership of the Brut Interests, (ii) with respect to Toll, its ownership of the Brut Interests and the Brut Inc Stock and (iii) the transactions contemplated by this Agreement and the Related Agreements: (A) engaged in any business activity; or (B) incurred any Obligations.  Except as set forth on SCHEDULE 3.1(c), BEL has no Obligations.  Other than the ownership interests described in Section 3.1(b) (and the rights, title and interests relating thereto), none of Toll, Brut Inc or BEL (x) owns any Assets, (y) has any employees or (z) as of the Closing Date, will be a party to any Contract then in effect (other than their respective Organizational Documents).

3.2                               Authority; Non-Contravention.

(a)                                  Each of the SunGard Entities and the Toll Entities has the requisite corporate or other power and authority to execute and deliver this Agreement and the Related Agreements (to the extent it is a party thereto) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Related Agreements (to the extent it is a party thereto) by the SunGard Entities and the Toll Entities and its consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or other actions on the part of the SunGard Entities and the Toll Entities.  This Agreement has been, and each of the Related Agreements (to the extent it is a party thereto) have been, or at the Closing Date will be, duly and validly executed and delivered by each of the SunGard Entities and the Toll Entities (to the extent it is a party thereto) and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute (or when executed will constitute) legal, valid and binding agreements of each of the SunGard Entities and the Toll Entities, enforceable against it in accordance with their respective terms.

(b)                                  Except as set forth on SCHEDULE 3.2, the execution, delivery and performance of this Agreement and the Related Agreements (to the extent it is a party thereto) do not (with or without notice or lapse of time), and the consummation or performance by the SunGard Entities or Toll of any of the transactions contemplated hereby or thereby will not (with or without notice or lapse of time):

(i)                                    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents, each as amended to date, of any SunGard Entity or any Toll Entity, or any resolution adopted by the members, shareholders, managers or directors of any SunGard Entity or any Toll Entity;

(ii)                                violate any Law applicable to Seller, the Business or any Toll Entity, or by which any of their respective Assets is bound;

(iii)                            contravene, conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of consent, acceleration or termination, or the loss of any benefit) under, any term or provision of any Contract to which Seller or any Toll Entity is a party or by which any of their respective Assets is bound; or

(iv)                               result in the imposition or creation of any Encumbrance upon or with respect to the Membership Interests, or any of the Assets of the Toll Entities.

(c)                                  Other than as specified in SCHEDULE 3.2 and other than the approval from the NASD of the transactions contemplated hereby under NASD Rule 1017, Seller will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation or performance of the transactions contemplated hereby or thereunder.

3.3                               Membership Interests, Capital Stock and Ownership.

(a)  The authorized capital stock of Brut Inc consists of 1,000 shares of common stock, $1.00 par value per share, all of which are issued and outstanding, and no shares of preferred stock; and the authorized capital stock of BEL consists of 265,000 ordinary shares, all of which are issued and outstanding.  Toll is, and shall continue up until the Closing to be, the sole record and beneficial owner of all of the outstanding shares of capital stock of Brut Inc, and Brut is, and shall continue up until the Closing to be, the sole record and beneficial owner of all of the outstanding shares of capital stock of BEL, in each case, free and clear of any Encumbrance and with good and marketable title to such shares. Seller is, and shall continue up until the Closing to be, the sole record and beneficial owner of all of the Membership Interests, Toll is, and shall continue up until the Closing to be, the record and beneficial owner of 99.8% of the membership interests of Brut, and Brut Inc is, and shall continue up until the Closing to be, the record and beneficial owner of 0.2% of the membership interests of Brut, in each case, free and clear of any Encumbrance.  Other than Seller, there are no record or beneficial owners of any membership interests, or any other securities, of Toll; other than Toll, there are no record or beneficial owners of any membership interests, or any other securities, of Brut Inc; other than Toll and Brut Inc, there are no record or beneficial owners of any membership interests, or any other securities, of Brut; and other than Brut, there are no record or beneficial owners of any membership interests, or any other securities, of BEL. All of the issued and outstanding membership interests of Toll and Brut, and all of the issued and outstanding capital stock of Brut Inc and BEL, have been, and as of the Closing shall be, duly authorized and validly issued, and are, and as of the Closing shall be, fully paid and nonassessable, with no liability attaching to the ownership thereof.  Except as set forth on SCHEDULE 3.3, there exists no right of first refusal or other preemptive right or rights to acquire or obligations to issue with respect to any of the Membership Interests, the Brut Inc Stock, the Brut Interests or the BEL Stock.

(b)  There are no voting trusts or other agreements or understandings to which Seller or any of its Affiliates is a party with respect to the voting of the equity interests of any of the Toll Entities.

(c)  Upon delivery to Buyer at the Closing of the Membership Interests, Buyer will acquire all of Seller’s right, title and interest in and to the Membership Interests and will receive good and valid title to the Membership Interests, free and clear of all Encumbrances.

3.4                               Compliance with Laws; Permits.

(a)  Except as set forth on SCHEDULE 3.4, since August 14, 2002:  (i) each of the Toll Entities is, and has at all times been, in compliance in all material respects with each Judgment and with each Law that is or was applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets; (ii) no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) will, if uncured, constitute or result in a material violation by a Toll Entity of, or a failure on the part of a Toll Entity to comply in all material respects with, any Judgment or Law applicable to it; and (iii) no Toll Entity, nor, to the Seller’s knowledge, any of their respective managers, directors, officers or employees, has received, at any time, any notice from any Governmental Body or any other Person regarding any actual, alleged or possible material violation of, or failure to comply, in all material respects, with, any Judgment or Law applicable to it.

(b)  Except as set forth on SCHEDULE 3.4, since August 14, 2002, each Toll Entity has obtained and holds all material Permits required for the lawful operation of its business as and where such business, if any, is presently conducted.

(c)  Except as set forth on SCHEDULE 3.4, since August 14, 2002, no Toll Entity has been the subject of any customer complaint involving an amount exceeding $100,000 individually or $250,000 in the aggregate.

3.5                               Financial Statements.

(a)                                  The fiscal year for each of the Toll Entities ends on December 31.

(b)                                  Seller has delivered to Buyer the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of each of Toll and Brut Inc as of December 31, 2001, 2002 and 2003 and the unaudited statements of income of each of Toll and Brut Inc for the fiscal years ended December 31, 2001, 2002 and 2003, (ii) the audited balance sheet of Brut as of December 31, 2001 and the audited statement of operations, statement of changes in retained earnings and statement of cash flows of Brut for the fiscal year ended December 31, 2001, (iii) the audited consolidated balance sheet of Brut as of December 31, 2002 and the audited consolidated balance sheet of Brut (the “Latest Audited Balance Sheet”) as of December 31, 2003 (the “Latest Audited Balance Sheet Date”) and the audited consolidated statement of operations, statement of changes in retained earnings and statement of cash flows of Brut for the fiscal years ended December 31, 2002 and 2003, and (iv) the unaudited consolidated balance sheet of Brut as of March 31, 2004 and the unaudited consolidated statement of operations, statement of changes in retained earnings and statement of cash flows of Brut for the three (3) months ended March 31, 2004.

(c)                                  The Financial Statements present fairly, in all material respects, the financial position and results of operations of each of the Toll Entities as of the respective dates thereof and for the respective periods covered thereby.  Except as disclosed on SCHEDULE 3.5 and, in the case of the unaudited Financial Statements, except for the absence of required footnotes and other audit disclosures, the Financial Statements have been prepared, in all material respects, in accordance with GAAP.

3.6                               Assets.

(a)  SCHEDULE 3.6 presents fairly, in all material respects, the categories of Assets reflected on the Latest Audited Balance Sheet, including (i) Tangible Assets, grouped as to type, showing cost and accumulated depreciation; (ii) capitalized Software, showing cost or amount capitalized and accumulated depreciation; and (iii) Accounts Receivable, showing customer names, amounts and aging.

(b)  SCHEDULE 3.6 identifies all Tangible Property and capitalized Software being leased or licensed to Brut.

(c)  Each of the Toll Entities owns and has good and valid title to all of the Assets reflected on its most recent balance sheet included in the Financial Statements and those Assets that were purchased in the ordinary course of business since the date of such balance sheet, but excluding those Assets that were sold in the ordinary course of business since the date of such balance sheet.

(d)  Except as described on SCHEDULE 3.6, the Toll Entities own all Assets material to the operation of the Business as presently conducted.

3.7                               Obligations.

(a)  SCHEDULE 3.7 presents fairly, in all material respects, the Obligations of Brut as reflected on the Latest Audited Balance Sheet, itemized by balance sheet account, including (i) accounts payable, (ii) accrued expenses and reserves, (iii) deferred revenues, and (iv) other current and long-term liabilities.

(b)  Brut has no material Obligations other than (i) Obligations included in the “liabilities” column on the Latest Audited Balance Sheet, (ii) Obligations set forth on SCHEDULE 3.7, (iii) Obligations under Specified Contracts, none of which consisted of or resulted from a default under or violation of any such Contract except as set forth on SCHEDULE 3.7 or as reflected on the Latest Audited Balance Sheet, and (iv) Obligations that were incurred in the ordinary course of business consistent with past practice since the Latest Audited Balance Sheet Date and which were not incurred in breach of any of the representations and warranties made in Section 3.8.  Except as described on SCHEDULE 3.7, no Obligation of any Toll Entity is guaranteed by any Person.

3.8                               Operations Since The Latest Audited Balance Sheet Date.

(a)                                  Except in the ordinary course of its business, or, in each case, except with, relating to or in connection with an intercompany relationship between it Parent, Seller or any of their respective Affiliates, or except as set forth on SCHEDULE 3.8, between the date of the Latest Audited Balance Sheet Date and the date of this Agreement, none of the Toll Entities has:  (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets or equity interests to become subject to any Encumbrance; (ii) incurred any material Obligation; (iii) made any loan, advance to, or investment in any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any material capital expenditure not reflected in Brut’s 2004 capital budget; (vi) purchased, leased, licensed, sold, abandoned or otherwise acquired or disposed of any business or Asset; (vii) waived or released any right or canceled or forgiven any Obligation; (viii) discharged any Encumbrance or discharged or paid any indebtedness or other Obligation; (ix) assumed or entered into any Contract other than this Agreement and the Related Agreements; (x) amended or terminated any Specified Contract; (xi) purchased, redeemed, issued, sold, or otherwise acquired or disposed of any of its membership interests, capital stock or other securities or paid any dividend or any other distribution in respect of its capital stock or other equity interests; (xii) amended its Organizational Documents; (xiii) effected any change to any financial accounting policies, practices or procedures; or (xiv) been a party to any merger, consolidation, recapitalization or similar transaction.  Except as expressly contemplated by this Agreement, since the Latest Audited Balance Sheet Date, each of the Toll Entities has carried on its business in all material respects in the ordinary course and consistent with past practice.

(b)                                  Between April 30, 2004 and the date of this Agreement, (i) none of the top twenty (20) customers based upon revenues generated relating to the Business measured during the three-month period ending April 30, 2004 has terminated its subscriber agreement with Brut and, (ii) to Seller’s knowledge, no such customer has given Brut written notification of its intention to do so.

(c)                                  Since the Latest Audited Balance Sheet Date, there has not been any Material Adverse Effect.

3.9                               Real Property.

(a)                                  None of the Toll Entities owns any Real Property.  SCHEDULE 3.9 contains a list of all Real Property leased, subleased or otherwise occupied by a Toll Entity (the “Leased Real Property”) which shall include a list of all leases and subleases pertaining thereto and use of such premises.  The Toll Entities have good and valid leasehold title to all Leased Real Property.  To Seller’s knowledge, there are no existing defaults by any party to any such lease, or any condition, event or act known to Seller that would, with notice or lapse of time or both, constitute such a default.

(b)                                  The Leased Real Properties are in good operating condition and repair and are structurally sound and free of any material defects, with no material alterations or repairs by a Toll Entity being required thereto under applicable Law or insurance company requirements.

3.10                        Intellectual Property and Software.

(a)  SCHEDULE 3.10(a) sets forth, for the Intellectual Property owned by any Toll Entity, a complete and accurate list of all U.S. and foreign (i) Patents and Patent applications, (ii) Trademark registrations (including Internet domain registrations), Trademark applications, and material unregistered Trademarks and (iii) Copyright registrations, Copyright applications, and material unregistered Copyrights.  Such list includes, for each of the foregoing, the applicable record owner, jurisdiction and registration and/or application number, and date issued (or filed).

(b)                                  SCHEDULE 3.10(b) lists all Software other than that licensed pursuant to the Software License Agreement that is owned, licensed, leased, or otherwise used by a Toll Entity, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

(c)                                  Except as set forth in SCHEDULE 3.10(c), each Toll Entity owns, free and clear of all Encumbrances, or has a valid right to use pursuant to lease, license, sublicense, agreement or permission, all of the Software and Intellectual Property currently used by it.

(d)                                  With respect to all Intellectual Property owned by a third party and used by a Toll Entity pursuant to lease, license, sublicense, agreement or permission: (i) the lease, license, sublicense, agreement or permission covering such Intellectual Property is legal, valid, binding, enforceable and in full force and effect; (ii) to Seller’s knowledge, no party to any such lease, license, sublicense, agreement or permission is in breach thereof and no event has occurred which with notice or lapse of time would constitute a breach thereof, permitting termination or modification thereof and (iii) no Toll Entity has granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission.

(e)                                  The conduct of the Business does not infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights (other than Patent rights) owned or controlled by any third party; to the Seller’s knowledge, the conduct of the Business does not infringe upon, violate or constitute the unauthorized use of any Patent rights owned or controlled by any third party.

(f)                                    Except as set forth on SCHEDULE 3.10(f), there are no Proceedings pending or, to the Seller’s knowledge, threatened, and neither Seller nor any Toll Entity has received any written notice of a third party claim or Proceeding: (i) alleging that the conduct of the Business infringes upon, the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property used by a Toll Entity.

(g)                                 Except as set forth on SCHEDULE 3.10(g), to Seller’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by a Toll Entity, and, no such claims or Proceedings have been brought against any third party by a Toll Entity.

(h)                                 Brut has taken all commercially reasonable steps to protect the confidentiality of the ECN Components.

3.11                        Contracts.

(a)  “Specified Contracts” means: (i) Brut’s Contracts with its customers and clients; (ii) Brut’s Contracts with any Self Regulatory Organization and Contracts for the clearing of securities transactions; (iii) Contracts for the lease of all Real Property used by the Toll Entities; (iv) loan agreements, notes, guarantees and other financing Contracts to which a Toll Entity is a party; (v) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment and Contracts for the purchase, license, lease and/or maintenance of any Software or Intellectual Property, in each case, under which a Toll Entity is the purchaser, licensee, lessee or user; and other supplier Contracts; (vi) employment, consulting, independent contractor and sales representative Contracts to which Brut is a party; (vii) Contracts under which any rights in and/or ownership of any Software or Intellectual Property product, technology or other Intangible of a Toll Entity, or any part of the customer base, business or Assets of a Toll Entity, or any shares, membership interests or other ownership interests in a Toll Entity (or any of its predecessors) was acquired by a Toll Entity; (viii) any joint venture or partnership agreement; (ix) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Toll Entity to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of Assets or business; (x) any Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control or similar event with respect to any Toll Entity; and (xi) any other Contract of a Toll Entity involving annual expenditures or annual revenues in excess of $250,000 or that is otherwise material to any Toll Entity.  Set forth on SCHEDULE 3.11 is a list of the Specified Contracts as of the date of this Agreement.  True and correct copies of each written Specified Contract have been made available to Buyer.

(b)                                  Each of the Specified Contracts is: (i) valid and binding on the Toll Entity party thereto; (ii) in full force and effect; (iii) enforceable by the Toll Entity party thereto in accordance with its terms; and (iv) to Seller’s knowledge, valid and binding on the other parties thereto.  Except as otherwise disclosed on SCHEDULE 3.11, none of the Toll Entities is and, to Seller’s knowledge, no other party is, in material breach of any Specified Contract.

3.12                        Regulatory Registrations; Memberships.

(a)                                  Brut is duly registered as a broker-dealer with the SEC pursuant to Section 15 of the Exchange Act and the respective regulatory agencies for the states and jurisdictions listed on SCHEDULE 3.12 and is a member in good standing of the NASD, SIPC, NSX and BSE.  Brut is subject to NASD operating restrictions as set forth in its NASD membership agreement (“Brut Membership Agreement”), a true, complete and correct copy of which has been made available to Buyer.  Brut is not in violation or breach in any material respect of the Brut Membership Agreement, and does not engage, and has not engaged, in any activities prohibited by the Brut Membership Agreement.  The Brut ECN is classified under SEC rules as an “alternative trading system” including any successor name thereof (“ATS”) and Brut has made appropriate filings with the SEC pursuant to Regulation ATS.  The operations of Brut as a broker dealer, as such operations were and presently are conducted, and the status of Brut as a registered broker-dealer and the Brut ECN as an ATS, comply with, in all material respects, all federal, state and applicable foreign securities Laws, including the Exchange Act.  Brut is a self-clearing broker but also executes certain securities transactions on a fully disclosed basis through the clearing firms identified on SCHEDULE 3.12.  Except as set forth on SCHEDULE 3.12, no material disciplinary action or any formal investigation by the staff of the SEC, any state securities regulator, the NASD or any other Self-Regulatory Organization is pending or, to Seller’s knowledge, threatened against Brut and, to the Seller’s knowledge, no facts exist that could result in the same.

(b)                                  Brut and, to Seller’s knowledge, each of the managers, officers, directors and employees of Brut who is required to be registered as a broker-dealer, a registered principal, a registered representative or in a similar capacity with any Governmental Body is duly registered as such and all such registrations are in full force and effect.  All Laws in respect of such registrations have been complied with in all material respects and, as currently filed, all such registrations and all periodic reports required to be filed with respect thereto are accurate and complete.  Brut is in compliance, in all material respects, with Rule 15c3-1 under the Exchange Act and any net capital requirements imposed by any Self-Regulating Organization of which it is a member.

(c)                                  Brut does not extend or arrange credit that is governed by Regulation T of the Board of Governors of the Federal Reserve System, NASD Rule 2520 or the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to customers.  None of the Toll Entities has or does extend or arrange credit for any customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(d)                                  Brut has received a “no action” letter from the Division of Market Regulation of the SEC confirming, based on the facts set forth in such letter, that the ECN operated by Brut is an “electronic communications network” as defined under the Exchange Act and that the Division of Market Regulation will treat the participants in such ECN as in compliance with paragraph (c)(5)(i)(A) of Rule 11Ac1-1 because such ECN satisfies the requirement of paragraph (c)(5)(ii) of such Rule (such letter being referred to herein as the “No-Action Letter”).  The facts recited in the No-Action Letter relating to the ECN of Brut were true and correct on the date provided and, since such date, no facts have changed which would result in its failure to satisfy the requirements of paragraph (c)(5)(ii) of Rule 11Ac1-1 such that it would no longer be treated in compliance with paragraph (c)(5)(i)(A).  Neither Seller nor any Toll Entity is aware of any facts or circumstances that are reasonably likely to result in the No-Action Letter being revoked, withdrawn, superseded or suspended.

3.13                        Employees and Independent Contractors.

(a)                                  SCHEDULE 3.13 contains a list of all of the employees of each of the Toll Entities as of the date of this Agreement (including any such employee who is on a leave of absence or on layoff status) (“Current Employees”) and (i) their titles or responsibilities; (ii)

their current salaries or wages and (iii) all bonuses, commissions and incentives paid to them since January 1, 2003.  Except as set forth in SCHEDULE 3.13, no Toll Entity is a party to any employment agreement (including any compensation, deferred compensation or severance agreement) with any employee of any Toll Entity.

(b)                                  SCHEDULE 3.13 contains a list of all sales representatives and independent contractors engaged by each of the Toll Entities as of the date of this Agreement, their payment arrangements (if not set forth in a Specified Contract), and a brief description of their jobs.

(c)                                  Each Toll Entity has made available to Buyer copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of such Toll Entity.

(d)                                  No Toll Entity has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any Toll Entity.

3.14                        Employee Benefit Plans.

(a)                                  SCHEDULE 3.14 contains a list of each Employee Benefit Plan established, maintained, contributed to or to which there is an obligation to contribute to by a Toll Entity (collectively referred to as the “Toll Employee Benefit Plans”).  Each of the Toll Employee Benefit Plans, including the Savings Plan and the Flexible Compensation Plan of Parent (the “Parent Plans”), is maintained by Parent and contributed to by Brut.  Other than the Toll Employee Benefit Plans, there are no Employee Benefit Plans in which employees of a Toll Entity are eligible for participation or benefits by virtue of their employment by a Toll Entity.

(b)                                  No Toll Employee Benefit Plan is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been incurred by any Toll Entity or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Toll Entity or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation, which payments have been or will be made when due.

(c)                                  Each Toll Employee Benefit Plan that is required to be “qualified” within the meaning of Section 401(a) of the Code is so qualified.  The Toll Entity sponsoring any such Toll Employee Benefit Plan has applied for and received a currently effective determination letter from the IRS stating that such Toll Employee Benefit Plan is so qualified, and, to Seller’s knowledge, no event has occurred which would affect such qualified status.

(d)                                  With respect to each Toll Employee Benefit Plan, each Toll Entity will have made, on or before the Closing Date, all payments required to be made by it on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date.  With respect to each Toll Employee Benefit Plan, there has not been, nor will there be, any Accumulated Funding Deficiency (as defined in ERISA or the Code) or any waiver of such deficiency.

(e)                                  Each Toll Entity has complied in all material respects with the provisions of the Toll Employee Benefit Plans.  Each of the Toll Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable Laws, including ERISA and the Code.

(f)                                    Except as provided in Section 5.5, the consummation of the transactions contemplated by this Agreement and the Related Agreements will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, manager or consultant of any Toll Entity to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant.

3.15                        Taxes.  Except as set forth on SCHEDULE 3.15: (i) each of the Toll Entities has timely and duly filed with the appropriate Governmental Bodies all Tax Returns required to be filed by it; (ii) each of the Toll Entities has paid in full or contested in good faith or made adequate provision for the payment of Taxes due and owing (whether or not shown on any Tax Return); (iii) all such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; (iv) since its formation, Toll has been disregarded as an entity separate from its owner under Treasury Regulation Section 301.7701-3(b); and (v) since its formation, Brut has never elected to be treated as a corporation for U.S. federal income Tax purposes.

3.16                        Proceedings and Judgments.

(a)                                  Except as set forth on SCHEDULE 3.16, other than Proceedings which have settled or been finally and fully determined and in connection with which the Toll Entities have no further or ongoing obligation (other than obligations of confidentiality): (i) no Proceeding is currently pending or, to the knowledge of Seller, threatened, nor has any material Proceeding occurred at any time since January 1, 2003, to which a Toll Entity is or was a party or by which the Assets or business of a Toll Entity is or was involved or affected; and (ii) no Judgment is currently outstanding nor has any material Judgment been outstanding at any time since January 1, 2003, against a Toll Entity, or by which the Assets or business of a Toll Entity is or was involved or affected.

(b)                                  To Seller’s knowledge, there is no proposed material Judgment against any Toll Entity.

(c)                                  As to each matter described on SCHEDULE 3.16, copies of all pertinent pleadings, judgments, orders, non-privileged correspondence and other non-privileged legal documents have been made available to Buyer.

3.17                        Insurance.  Each Toll Entity is covered by such types and amounts of insurance with respect to its business and Assets, employees, officers, directors and managers as are customarily carried by persons or entities engaged in the same or a similar business as such Toll Entity.  All premiums payable into each such policy have been duly paid and, to Seller’s knowledge, each such Insurance Policy is in full force and effect and is not voidable on account of any act, omission or non-disclosure on the part of the Seller or any Toll Entity.  Except as set forth on SCHEDULE 3.17, there is no material claim pending under any of the Insurance Policies and no such material claim made since August 14, 2002, has been denied or, in the case of any pending claim, questioned or disputed.  No Toll Entity has received any written notice of cancellation of any Toll Entity’s Insurance Policies.

3.18                        Brokerage Fees.  Except for those Persons set forth on SCHEDULE 3.18, whose fees will be paid by Parent, no Person acting on behalf of Seller, Parent or any Toll Entity is or shall be entitled to any brokerage, finder’s, financial adviser’s or other similar fees in connection with the transactions contemplated by this Agreement or the Related Agreements.

3.19                        Disclosure.  No representation or warranty made by Seller in this Agreement contains any untrue statement of any material fact or omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

3.20                        Books and Records.  The books of account, minute books, stock record books and other records, including books and records required to be made and kept pursuant to Rule 17a-3 and Rule 17a-4 of the Exchange Act, as applicable, of each of the Toll Entities are complete and correct in all material respects.  True and complete copies of all minute books and all stock record books of each of the Toll Entities have heretofore been made available to Buyer.

3.21                        Transactions with Affiliates.  Except as set forth on SCHEDULE 3.21, there are no outstanding amounts payable to or receivable from, or advances by any Toll Entity to, and none of the Toll Entities is otherwise a creditor or debtor to, Seller or any of its Affiliates, or any director, officer, manager or employee of Seller or any of its Affiliates (including the Toll Entities).  Except as set forth on SCHEDULE 3.21, as of the date of this Agreement none of the Toll Entities have purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or made any management consulting or similar fee agreement with, Seller or any of its Affiliates (other than the Toll Entities) or any director, officer, manager or employee of Seller or any of its Affiliates (including the Toll Entities).

3.22                        Accounts Receivable.  The Accounts Receivable of each Toll Entity as reflected in the Financial Statements or to be reflected on the Closing Balance Sheet, to the extent uncollected on the date hereof, and the Accounts Receivable reflected on the books of each Toll Entity, are: (a) valid and existing, arose from bona fide transactions in the ordinary course of business, represent monies due, and each Toll Entity has made reserves reasonably adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business consistent with past practices) for Accounts Receivable not collectible in the ordinary course of business; and (b) subject to the reserves described in clause (a), not subject to any refunds, discounts, rights of setoff or, to Seller’s knowledge, other adjustments, defenses, assignments, conditions or Encumbrances

SECTION 4.  Representations Of Buyer

Knowing that Seller relies thereon, Buyer hereby represents and warrants to Seller, as follows:

4.1                               Organization.  Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and possesses the full corporate power and authority to own, lease and operate its Assets, conduct its business as and where such business is presently conducted, and enter into and perform its obligations under this Agreement and the Related Agreements (to the extent it is a party thereto).

4.2                               Authority; Non-Contravention.

(a)                                  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements (to the extent it is a party thereto) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Related Agreements (to the extent it is a party thereto) by Buyer, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the Related Agreements (to the extent it is a party thereto) have been, or at the Closing Date will be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or when executed will constitute) legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

(b)                                  Except as set forth on SCHEDULE 4.2, the execution, delivery and performance of this Agreement and the Related Agreements (to the extent a party thereto) do not, and, the consummation or performance by Buyer of any of the transactions contemplated hereby or thereby will not (with or without notice or lapse of time):

(i)                                    contravene, conflict with or result in a violation of any of the            provisions of the Organizational Documents of Buyer, each as amended to date;

(ii)                                violate any Law applicable to Buyer, its business or by which any of its Assets is bound;

(iii)                            contravene, conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of consent, acceleration or termination, or loss of any benefit) under, any term or provision of any Contract to which Buyer is a party or by which any of its Assets is bound; or

(iv)                               result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets of Buyer.

4.3                               Brokerage Fees.  Except for those Persons set forth on SCHEDULE 4.3, whose fees will be paid by Buyer, no Person acting on behalf of Buyer is or shall be entitled to any brokerage, finder’s, financial advisor’s or other similar fees in connection with the transactions contemplated by this Agreement or the Related Agreements.

4.4                               Proceedings.  No Proceeding is pending before any Governmental Body to which Buyer is a party, the affect of which would prohibit it from consummating any of the transactions contemplated by this Agreement or the Related Agreements (to the extent it is a party thereto).

4.5                               Consents.  Except for authorization by the Board of Directors of Buyer or as set forth in SCHEDULE 4.5, Buyer will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation or performance of the transactions contemplated hereby or thereunder.  To Buyer’s actual knowledge, the NASD’s scope of review with respect to the transactions contemplated by this Agreement will be to determine compliance with applicable securities Law.

4.6                               Financial Capacity.  Buyer has sufficient funds to satisfy all of the transactions, including payment of the Purchase Price, contemplated by this Agreement, and such payment will not result in the insolvency or bankruptcy of, or have a material adverse effect on, Buyer.

4.7                               Investment.  Buyer is not acquiring the Membership Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  Buyer can bear the economic risk of its investment for an indefinite period and can afford its total loss.  Buyer has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

SECTION 5.  Certain Obligations Of The Parties

The parties to this Agreement agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1                               Access.  Between the date of this Agreement and the Closing Date, Seller and the Toll Entities shall (a) permit Buyer and its authorized representatives to have reasonable access to the facilities and offices of the Toll Entities during normal business hours, observe the operations of the Toll Entities, meet with the officers and employees of the Toll Entities, and audit, examine and copy the files, books and records of the Toll Entities, (b) provide to Buyer and its authorized representatives copies of all information concerning the Business, the Toll Entities and their Assets and financial condition that Buyer reasonably requests.  and (c) permit Buyer to train Continuing Employees or employees of Seller or any of its Affiliates who will provide services to Buyer with respect to Buyer’s policies, procedures and systems and for other purposes reasonably consistent with this Agreement.  In furtherance of the foregoing, to the fullest extent permitted under applicable Law, not later than fifteen (15) business days from the date hereof, Seller and the Toll Entities shall jointly appoint two (2) Persons with knowledge of, and experience in, the operations and affairs of the Business and Buyer shall appoint two (2) Persons with responsibility for overseeing the operational integration of the Toll Entities with Buyer’s business, to comprise a transition team that shall meet on a regular basis to discuss and implement reasonable steps necessary to achieve an orderly integration of the Toll Entities with Buyer as of the Closing.

5.2                               Acquisition Proposals.  Between the date of this Agreement and the Closing Date, (a) neither Seller, Parent, any Toll Entity nor any of their respective officers, employees, representatives or agents shall solicit, initiate, or, respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any Person or group (other than Buyer and its officers, employees, representatives and agents) concerning any bulk sale of the Assets of a Toll Entity, any direct or indirect sale of equity interests or other securities of a Toll Entity, or any merger, consolidation or similar transaction involving a Toll Entity, and (b) Seller shall immediately advise Buyer, and communicate to Buyer, the terms of each such inquiry or proposal received by Seller or any Toll Entity during such time period.  As of the date of this Agreement, Seller will immediately cease and cause to be terminated any activities, discussions or negotiations, if any, conducted prior to the date of this Agreement with any Persons other than Buyer with respect to any of the foregoing.

5.3                               Amendments to Representations and Warranties.  To the extent that, between the date of this Agreement and the Closing Date, Seller obtains knowledge of facts or circumstances that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed by it in or pursuant to this Agreement, Seller may amend its representations and warranties in this Agreement (including by updating the Disclosure Schedules included therein) to account for and properly reflect such facts and circumstances, provided that such facts and circumstances relate to circumstances, events or occurrences that had not occurred and that were not known as of the date of this Agreement and that were neither occasioned nor caused by the actions or omissions of Seller or any Toll Entity.  In addition to those facts and circumstances for which an amendment to the Seller’s representations and warranties in this Agreement is permitted in accordance with the first sentence of this Section 5.3, Seller and the Toll Entities shall give prompt notice to Buyer of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in Section 3 to be untrue or inaccurate or (ii) any covenant, condition or agreement of Seller or a Toll Entity contained in this Agreement not to be materially complied with or satisfied and (b) any failure of Seller or a Toll Entity to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, neither Seller nor any of the Toll Entities shall have any obligation to provide notice to Buyer regarding, nor shall Seller have any obligation to amend or modify any of its representations, warranties or covenants contained in this Agreement (including any of its Disclosure Schedules) to account for or reflect, changes in general economic or market conditions, and failure to make such notice or to so amend or modify shall not be deemed a misrepresentation or breach of any representation, warranty or covenant of Seller contained herein. The delivery of any required notice pursuant to this Section 5.3 regarding an event for which an amendment or modification of this Agreement in accordance with the first sentence of this Section 5.3 is not permitted shall not limit or otherwise qualify, or serve as an exception to, the representations or warranties or covenants in this Agreement or, in and of itself, limit or otherwise affect the remedies available to Buyer hereunder.

5.4                               Conduct of Business Prior to Closing.  Except in connection with the provisions of Section 2.8, or as otherwise permitted by this Agreement or as permitted by the prior written consent of Buyer, from the date hereof through the earlier of the termination of this Agreement or the Closing Date, each of the Toll Entities shall (i) conduct its business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other Persons with which any of the Toll Entities has significant business relations, and (iii) use commercially reasonable efforts to maintain and keep its properties and Assets in as good repair and condition as at present, ordinary wear and tear excepted.  Without limiting the generality of the foregoing, and except in connection with the provisions of Section 2.8, or as otherwise expressly permitted by this Agreement or the Related Agreements or consented to in writing by Buyer, Seller shall not permit the Toll Entities to do (x) any of those actions set forth in Section 3.8(i) through (xiv), other than in the ordinary course of business consistent with past practice, or (y) any of the following:

(a)  (i) except as may be required by Law or existing agreements, plans or arrangements as in effect as of the date hereof, or in the ordinary course of business consistent with past practice, or as contemplated by Section 5.5, pay, agree to pay, grant, issue or accelerate payments or benefits pursuant to any Employee Benefit Plan in excess of the payments or benefits provided under such Employee Benefit Plan as of the date hereof, (ii) except (A) for increases in the ordinary course of business consistent with past practice for employees other than officers and directors of any Toll Entity that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Toll Entities, or (B) as required under existing agreements or in the ordinary course of business consistent with past practice, increase in any manner the salary or fees or benefits of any director, officer, consultant or employee, or (iii) except as may be required by Law or as contemplated by Section 5.5, amend (other than amendments made in the ordinary course of business consistent with past practice) or terminate any Employee Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, except in the case of each of (i), (ii) or (iii) of this Section 5.4(a) for any bonuses which may be paid by Parent in connection with transactions contemplated by this Agreement or the Related Agreements;

(b)                                  make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of any Toll Entity, and, in any event, the Toll Entities shall consult with Buyer before filing or causing to be filed any material Tax Return of any Toll Entity, except to the extent such Tax Return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of any Toll Entity;

(c)                                  settle any material Proceeding or waive any material rights or claims;

(d)                                  issue any broadly distributed communication of a general nature to Continuing Employees (including general communications relating to benefits and compensation) without the prior written consent of Buyer (which will not be unreasonably withheld), except for communications in the ordinary course of business that do not relate to the transactions contemplated by this Agreement or any of the Related Agreements;

(e)                                  terminate, or amend or modify in any material respect, any material Permit, Consent of a Governmental Body or other similar right, other than (i) as required by any applicable Governmental Body or (ii) in connection with the transactions contemplated by this Agreement or any Related Agreements or (iii) in the ordinary course of business; or

(f)                                    agree in writing or otherwise to take any of the actions prohibited in Sections 5.4(a) through (e).

5.5                               Parent Plans.  Prior to the Closing, (i) the Toll Entities shall discontinue their sponsorship and contributions to the Parent Plans, (ii) if applicable, the Toll Entities shall cease to be fiduciaries of the Parent Plans, and (iii) the accounts in the Parent Plans of each Toll Entity’s employees that are continuing their employment with a Toll Entity following the Closing shall be fully vested.

5.6                               Software License Agreement.  On or before the Closing, Seller, Buyer and Brut shall enter into a software license agreement providing for Seller’s license to Brut of certain software as of the Closing for its exclusive use in connection with the operation of an ECN, in the form attached hereto as EXHIBIT 5.6 (the “Software License Agreement”).

5.7                               Clearing Agreement.  On or before the Closing, SunGard Financial Systems Inc. (“SunGard Financial”), Buyer and Brut shall enter into a remote processing agreement providing for SunGard Financial’s non-exclusive provision of clearing services to Brut as of the Closing, in the form attached hereto as EXHIBIT 5.7 (the “Clearing Agreement”).

5.8                               Transitional Hosting Agreement.  On or before the Closing, Seller, Buyer and Brut shall enter into a transitional hosting agreement providing for Seller’s continued provision of hosting and server maintenance services to Brut as of the Closing, in the form attached hereto as EXHIBIT 5.8 (the “Hosting Agreement”).

5.9                               Further Actions; Best Efforts.

5.9.1.                  (a)                                  Each of the parties to this Agreement shall use commercially reasonable and good faith efforts to consummate the transactions contemplated by this Agreement and the Related Agreements as of the earliest practicable date.

(b)                                 Seller and Buyer further agree to (i) promptly file or cause to be promptly filed, with all appropriate authorities all notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated by this Agreement and the Related Agreements and (ii) thereafter diligently pursue obtaining all Consents from such authorities as may be necessary to consummate the transactions contemplated hereby.

5.9.2.                  Subject to the terms and conditions of this Agreement, Seller and Buyer agree that each shall use its best efforts to take, or cause to be taken and do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the transactions contemplated by this Agreement.  In furtherance and not in limitation of the above, Seller and Buyer agree that each shall (a) cause to be filed any necessary notification or report with respect to the transactions contemplated by this Agreement, pursuant to any applicable Antitrust Law, as soon as practicable after the date hereof; (b) supply as promptly as practicable any additional information or documentary material that may be requested by any Governmental Body pursuant to any applicable Antitrust Law; and (c) use, subject to the other provisions of this Section 5.9, its best efforts to take all other actions necessary to obtain all required Consents or to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Law as soon as practicable.  In furtherance and not in limitation of the above, it is specifically understood that Seller and Buyer shall each cause to be filed with the United States Department of Justice and Federal Trade Commission a Notification and Report Form For Certain Mergers and Acquisitions, pursuant to the HSR Act, and shall include therein a request for early termination of the waiting period specified under the HSR Act.

5.9.3.                  In connection with the efforts referenced in Section 5.9.2 above, Seller and Buyer further agree that each will use its best efforts to (a) cooperate in all respects with the other parties hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, pursuant to any applicable Antitrust Law (including, by sharing copies of any such filings or submissions with the other parties hereto reasonably in advance of the filing or submission thereof; provided sensitive or competitive information shall be subject to review on a counsel only basis pursuant to confidentiality undertakings); (b) promptly inform each other party hereto of any communication received from, or given by Seller or Buyer to, any Governmental Body regarding the transactions contemplated by this Agreement, and of any communication received or given in connection with any Proceeding by a private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law and regarding any of the transactions contemplated by this Agreement; and (c) permit each of the parties hereto an opportunity to review in advance of any communication intended to be given by it to, and consult with the other parties hereto in advance of any meeting or conference with, any Governmental Body or, in connection with any proceeding by a private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law, with any other person, and to the extent permitted by such Governmental Body or other person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences if either party reasonably believes such attendance and participation to be beneficial in obtaining a required Consent.

5.9.4.                  If, with respect to any filing contemplated by this Section 5.9, it is necessary or advisable that a single filing be made on behalf of both Seller and Buyer, Seller and Buyer shall closely cooperate in Buyer’s preparation of such filing.  If, with respect to any filing contemplated by this Section 5.9, only one filing fee is required for both parties, regardless of whether separate or joint filings are made, Buyer shall pay the appropriate filing fee.  In furtherance and not in limitation of the foregoing, Buyer shall pay the filing fee pursuant to the HSR Act.

5.9.5.                  In furtherance and not in limitation of the efforts referred to above in Section 5.9, if any objections are asserted pursuant to any applicable Antitrust Law by any Governmental Body or private party, or if any suit is instituted or threatened, which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement, Seller and Buyer agree that each shall each use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, selling or agreeing to sell, holding or agreeing to hold separate, or otherwise disposing or agreeing to dispose of Assets, or conducting or agreeing to conduct its business in such a manner as would resolve such objections or suits, or permitting any of its subsidiaries to take or agree to take any such action.

5.9.6.                  In the event that any Proceeding is instituted, or threatened to be instituted, by a Governmental Body or private party, in any such case, pursuant to an Antitrust Law, challenging any transaction contemplated by this Agreement or the Related Agreements, each party to this Agreement agrees to cooperate in all respects with each other and use its respective best efforts to defend, contest, and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Judgment, whether temporary, preliminary, or permanent, that is in effect and prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement or the Related Agreements.

5.9.7.                  Notwithstanding anything in this Section 5.9 to the contrary, nothing in this Section 5.9 shall require, or be construed to require, Buyer, in connection with the receipt of any Consent, waiver, approval, license or authorization by any Governmental Body or the defense of any Proceeding, to proffer to, or agree to (a) sell or hold separate and agree to sell, divest, discontinue or limit, before or after the Closing Date, any Assets, businesses, or interest in any Assets or businesses of Buyer or any Toll Entity or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Buyer or any Toll Entity, as the case may be, of any of its Assets or businesses) or (b) agree to any conditions or terms relating to or applying to, or requiring any changes, limitations or restrictions on, the operation of any Asset or business, including the market practices and structure of Buyer, that, in the case of either clause (a) or (b), is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Assets, business, long term earning capacity or financial condition of Buyer and its Affiliates (including the Toll Entities) taken as a whole (any such requirement specified in clause (a) or (b), a “Burdensome Condition”).

5.10                        Real Property Lease.  The parties agree that Buyer, upon at least ninety (90) days prior written notice, shall have the right to terminate the sublease, dated November 27, 2002, between Brut and Parent Global Execution Services LLC covering the property at One Exchange Plaza, 55 Broadway, New York, New York without any penalty, interest or other adverse consequence to Buyer as a result of such termination.

5.11                        Noncompetition and No solicitation.

(a)                                  During the period beginning on the Closing Date and ending on the date which is three (3) years following the Closing Date, neither of the SunGard Entities nor any Affiliate thereof shall, within the United States of America, without the prior written consent of Buyer, directly or indirectly: (i) own or operate any (A) ECN, (B) national securities exchange, (C) SRO, or (D) ATS (each a “Competing Business”); (ii) license, sell or provide the ECN Component to any Person unless required to provide to a Governmental Body or other Person by Law or regulation of a SRO, (iii) use the ECN Components to develop, facilitate, enhance or operate an order execution or matching system to be used by a Competing Business, (iv) employ, engage or utilize any Continuing Employee in the development, facilitation, enhancement or operation of an order execution or matching system to be used by a Competing Business, or (v)

enter into a transaction the primary purpose of which is to acquire twenty (20) percent or more of the equity interests or voting power of any Person principally engaged in a Competing Business or any interest in Person listed on SCHEDULE 5.11(a).  Notwithstanding the foregoing, the SunGard Entities and its Affiliates shall not be prohibited from acquiring any business that includes operations the conduct of which by the SunGard Entities would, but for this sentence, otherwise violate the restrictions of this Section 5.11, if the primary purpose of such acquisition is not to acquire any Competing Business; provided that if more than twenty (20) percent of such acquired entity’s gross revenues are derived from the Competing Business during the twelve (12) months immediately preceding such acquisition, then within one (1) year after the date of such acquisition, the SunGard Entities shall have ceased conducting such business or shall have entered a binding agreement (which may be an agreement with Buyer) for the disposition of the Competing Business.  If any such binding agreement shall terminate prior to the completion of the sale of such Competing Business, the SunGard Entities shall cease conducting such business or enter into a new binding agreement for its disposition within three (3) months after the date of such termination.  Under no circumstances shall the restriction set forth in this Section 5.11 in any way limit Parent or any of its Affiliates from: (i) using the ECN Components to develop, facilitate, enhance or operate an order execution, matching system or other functionality for a Person that is not engaged in a Competing Business, (ii) subject to 5.11(b) employing, engaging or utilizing any Continuing Employee in the development, facilitation, enhancement or operation of an order execution or matching system for a Person that is not engaged in a Competing Business, or (iii) using, providing, modifying, developing, maintaining, enhancing, licensing, operating, facilitating, hosting, selling, distributing or exploiting the BRASS System (which may include automated execution and trade reporting functionality solely at the election of the broker dealer using such service and not as a Competing Business), UMA, U2, X2 or any products or services of Parent or its Affiliates (as a whole or any portion thereof, and including current products or services and those yet to be developed) to any Person, other than the ECN Components.  Neither Parent nor any of its Affiliates will engage in any activities in violation of this Section 5.11 with any Person that, while not currently a Competing Business, to the actual knowledge of Parent or the applicable Affiliate, would become a Competing Business within a reasonable period after the provision of such products or services.  By the Closing Date, Seller shall deposit into escrow with a standard escrow provider for a period of three (3) years a copy of the Brut ECN Software, the BRASS System, UMA, U2 and X2, in each case, as such Software exists as of the date of this Agreement and an independent party hired by Buyer, reasonably acceptable to Seller, may have reasonable access to such escrowed Software in order to facilitate compliance with the terms of this Agreement.

(b)                                  The SunGard Entities agree that, for a period beginning on the date of this Agreement and ending on the date two (2) years following the Closing Date, neither the SunGard Entities nor their Affiliates will solicit for employment or hire any of the Continuing Employees; provided, however, that it is understood that this Section 5.11(b) shall not prohibit: (i) generalized solicitations by advertising and the like that are not directed to the Continuing Employees; (ii) solicitations or hires of Continuing Employees whose employment was terminated by Buyer or any Toll Entity or (iii) solicitations or hires of Continuing Employees who have terminated their employment with any Toll Entity without any prior solicitation (which would otherwise violate this Section 5.11(b)) by a SunGard Entity or any Affiliate thereof.

(c)                                  Buyer agrees that: (i) for a period beginning on the date of this Agreement and ending on the date eighteen (18) months following the Closing Date, neither Buyer nor its Affiliates will solicit for employment or hire any of the Persons listed on SCHEDULE 5.11(c) (the “Prohibited Employees”); and (ii) in connection with the Clearing Agreement, for the period beginning on the Closing Date and ending upon the termination of the Clearing Agreement pursuant to its terms, neither Buyer nor its Affiliates will solicit for employment or hire any employees in the Phase3 division of SunGard Financial (“Phase3 Employees”); provided, however, that it is understood that this Section 5.11(c) shall not prohibit: (i) generalized solicitations by advertising and the like that are not directed to the Prohibited Employees or the Phase3 Employees; (ii) solicitations or hires of Prohibited Employees or the Phase3 Employees whose employment was terminated by a SunGard Entity or SunGard Financial or (iii) solicitations or hires of Prohibited Employees or the Phase3 Employees who have terminated their employment with a SunGard Entity or SunGard Financial without any prior solicitation (which would otherwise violate this Section 5.11(c)) by Buyer or any of its Affiliates.

(d)                                  It is the intent and understanding of each party hereto that if, in any action before any court or Governmental Body legally empowered to enforce this Section 5.11, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such court or Governmental Body and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Section 5.11 in the particular jurisdiction in which such adjudication is made.

SECTION 6.  CONDITIONS TO CLOSING

6.1                               Conditions to Buyer’s Obligations.  Each obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 6.1 on or before (with satisfaction continuing on) the Closing Date, except to the extent that Buyer waives such satisfaction in writing.

(a)                                  Representations of Seller.  All representations, warranties and certifications made by Seller in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by “materiality” or “Material Adverse Effect,” which, as qualified, shall be true and correct in all respects) as of the date of this Agreement and, subject to Section 5.3, all representations, warranties and certifications made by Seller in this Agreement, as modified or amended in accordance with Section 5.3, or pursuant hereto shall be true and correct in all material respects (except for representations and warranties qualified by “materiality” or “Material Adverse Effect,” which, as qualified, shall be correct in all respects) as of the Closing Date.

(b)                                  Performance of Seller and Parent.   All of the covenants, terms and agreements required by this Agreement to be performed and complied with by Seller or Parent on or prior to the Closing Date shall have been performed in all material respects;

(c)                                  Absence of Proceedings.  No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of any of the transactions contemplated by this Agreement or the Related Agreements.

(d)                                  Consents; Regulatory Approval.  The Parties shall have obtained all consents, waivers, approvals, licenses and authorizations by third parties and Governmental Bodies (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by them of their obligations hereunder and under any Related Agreement, including the approval issued by the appropriate district of the NASD, and all applicable waiting periods, including pursuant to any applicable Antitrust Law shall have expired, in each case, without the imposition of any Burdensome Condition.

(e)                                  Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement nor reasonably be likely to occur within the next ninety (90) days.

(f)                                    Required Deliveries. Seller shall have, or shall have caused to be, executed and delivered all of the documents required to be executed and delivered by Seller pursuant to Section 7.2.

6.2                               Conditions to Sellers’ Obligations.  Each of Seller’s obligations to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 6.2 on or before (with satisfaction continuing on) the Closing Date, except to the extent that Seller waives such satisfaction in writing:

(a)                                  Buyer’s Representations. All representations, warranties and certifications made by Buyer in this Agreement or pursuant hereto shall be true and correct in all material respects (except for representations and warranties qualified by “materiality,” which, as qualified, shall be correct in all respects).

(b)                                  Buyer’s Performance.  All of the covenants, terms and agreements required by this Agreement to be performed and complied with by Buyer on or prior to the Closing Date shall have been performed in all material respects.

(c)                                  Absence of Proceedings.  No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of any of the transactions contemplated by this Agreement or the Related Agreements.

(d)                                  Consents; Regulatory Approval.  The parties shall have obtained all consents, waivers, approvals, licenses and authorizations by third parties and Governmental Bodies (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by them of their obligations hereunder and under any Related Agreement, including the approval issued by the appropriate district of the NASD, and all applicable waiting periods, including pursuant to any applicable Antitrust Law shall have expired, in each case, without the imposition of any Burdensome Condition.

(e)                                  Required Deliveries.  Buyer shall have executed and delivered to Seller all of the documents required to be executed and/or delivered by Buyer pursuant to Section 7.3.

SECTION 7.  CLOSING

7.1                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at a location that is mutually acceptable to the parties at 10:00 a.m., local time as soon as reasonably practicable (but in any event no later than the third business day) of the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Section 6 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such other conditions), or such other date as the parties may agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

7.2                               Seller’s Obligations at the Closing.  Pursuant to the terms of this Agreement, at the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

7.2.1.                  Membership Interests.  Executed instruments of assignment as required to transfer the Membership Interests to Buyer.

7.2.2.                  Software License Agreement.  A counterpart of the Software License Agreement, duly executed by Seller.

7.2.3.                  Clearing Agreement.  A counterpart of the Clearing Agreement, duly executed by Phase III.

7.2.4.                  Transitional Hosting Agreement.  A counterpart of the Hosting Agreement, duly executed by Seller.

7.2.5.                  Cash Asset Certification.  A certificate, in form and substance satisfactory to Buyer, dated the Closing Date and duly executed by the President and Chief Financial Officer of each Toll Entity, certifying as to the amount of total Cash Assets of each Toll Entity on the Closing Date, together with supporting bank statements as to account balances and similar documentation.

7.2.6.                  Consents.  The original signed copies of all Consents referred to in Section 6.1(d) or such other evidence thereof as is reasonably acceptable to Buyer.

7.2.7.                  Resolutions.  Copies of the resolutions duly adopted by the managers and the member of Seller, authorizing Seller to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified, in each case, by proper officers of Seller as in full force and effect, without modification or rescission, on and as of the Closing Date.

7.2.8.                  Good Standing Certificates.  Good standing certificates or equivalent for each of Toll, Brut Inc and Brut LLC, dated no earlier than ten days before the Closing Date, from its jurisdiction of formation and from each other jurisdiction in which such Toll Entity is qualified or registered to do business as a foreign corporation or foreign limited liability company.

7.2.9.                  Incumbency Certificates.  A Certificate of Secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement.

7.2.10.           Compliance Certificates.  A Certificate signed by an executive officer of Seller to evidence compliance with the conditions set forth in Section 6.1(a) and Section 6.1(b).

7.2.11.           Cash Transfer Authorizations.  All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each Toll Entity, and all keys and combinations to all safe deposit boxes, lock boxes and safes of each Toll Entity.

7.2.12.           Minute Books.  All of the original Organizational Documents, minute books and stock record books of each Toll Entity (including those of any applicable predecessors).

7.2.13.           Resignations.  Duly executed resignations, dated the Closing Date, of all officers, managers and directors of each Toll Entity other than as specified by Buyer.

7.2.14.           Certificate of Non-Foreign Status.  A certificate of non-foreign status in accordance with Section 1445(a) of the Code.

7.2.15.           Pass-Through Receivables Schedule.  A Pass-Through Receivables Schedule in accordance with Section 2.9.

7.2.16.           Other Documents.  All other agreements, certificates, instruments, financial statement certificates and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

7.3                               Obligations of Buyer at Closing.  At the Closing, Buyer shall deliver to Seller the following:

7.3.1.                  Closing Payment.  A wire transfer in the amount of the Closing Payment, in accordance with Seller’s proper instructions as to payment.

7.3.2.                  Software License Agreement.  A counterpart of the Software License Agreement, duly executed by Buyer.

7.3.3.                  Clearing Agreement.  A counterpart of the Clearing Agreement, duly executed by Buyer.

7.3.4.                  Transitional Hosting Agreement.  A counterpart of the Hosting Agreement, duly executed by Buyer.

7.3.5.                  Incumbency Certificate.  A certificate of Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.

7.3.6.                  Resolutions.  Copies of the resolutions duly adopted by the Board of Directors of Buyer, authorizing Buyer to execute, enter into and perform this Agreement and all other agreements to be executed by it pursuant hereto and to consummate the transactions contemplated hereby and thereby, certified by an officer of Buyer as in full force and effect, without modification or rescission, on and as of the Closing Date.

7.3.7.                  Good Standing.  Good standing certificate for Buyer from its jurisdiction of incorporation, dated no earlier than ten days before the Closing Date.

7.3.8.                  Compliance Certificates.  A Certificate signed by an executive officer of Buyer to evidence compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b).

7.3.9.                  Other Documents.  All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

SECTION 8.  CERTAIN OBLIGATIONS AFTER CLOSING

8.1                               Transition and Cooperation.

(a)                                  From and after the Closing Date: (a) Seller will fully cooperate with Buyer and the Toll Entities to transfer to Buyer and the Toll Entities the full control and enjoyment of the Business; (b) Seller will not take any action, other than those actions that are immaterial both individually and in the aggregate, which obstructs or impairs the smooth assumption by Buyer of control of the Toll Entities or the smooth assumption by Buyer and the Toll Entities of control of the Business.

(b)                                  Notwithstanding Section 5.11(c), Buyer shall have the right to offer to employ the individual identified on SCHEDULE 8.1 (the “Scheduled Employee”).  If requested by Buyer, Seller, provided the Scheduled Employee is an employ of Seller at the time of such request, will cooperate to make available to Buyer and its Affiliates the full-time employment services of the Scheduled Employee on a direct, actual cost basis for up to two (2) years after the Closing Date.

(c)                                  Following the Closing Date, to the extent applicable, Seller will use commercially reasonable efforts to make and pursue a claim on behalf of the Toll Entities under the Insurance Policies of Parent for any claims of the Toll Entities in respect of pre-Closing periods to the extent such claims would have been covered under such policies but for the Closing of the transactions contemplated by this Agreement and will promptly remit to Buyer any proceeds it receives in connection therewith.

8.2                               Further Assurances.  At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement.

8.3                               Parent Plans.  Seller shall take or cause the appropriate entities to take all necessary actions so that the accounts in the Parent Plans of all Continuing Employees are distributed as soon as practicable after the Closing Date.

8.4                               Claims.  Except as provided in this Agreement, Seller shall administer and retain liability, if any, for all Claims against the Toll Entities, including any claims for severance pay, that directly arise out of or that are directly attributable to events occurring prior to the Closing Date, and Buyer shall administer and assume liability for all claims of any kind which arise directly out of or that are directly attributable to events occurring on or after the Closing Date; provided, however, that workers’ compensation claims shall accrue and any Obligation with respect thereto shall be assigned based on the date the event giving rise to such claims occurs.

8.5                               Parent’s Guarantee.   Parent guarantees (the “Guarantee”) to Buyer and its successors and assigns, the prompt and complete payment when due of all financial Obligations of Seller to Buyer under this Agreement (“Seller Obligations”), including, without limitation, any indemnification payments that become due to Buyer under this Agreement, and any Losses that become due to Buyer as a result of a breach by Seller of this Agreement.  If any Seller Obligation shall not be paid when due, Parent shall become liable to Buyer for such obligation and Buyer may recover from Parent the full amount of any such Seller Obligation payable on demand.  No provision hereof shall in any manner restrict the rights and remedies of Seller or Buyer under this Agreement and the other documents executed in connection therewith.  Parent shall be liable to Buyer under this Agreement only to the extent that Seller is liable thereunder and Parent shall have the right to assert as a defense to its Obligations under this Guarantee any defense of any kind or nature that Seller could assert with respect to the payment of the Seller Obligations, whether or not Seller has in fact asserted any such defenses.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Seller Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 9.  FINAL TAX RETURNS AND OTHER TAX MATTERS

9.1                               Periods Through the Closing Date.  Seller shall include the income of the Toll Entities in its consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income taxes attributable to such income.  Seller shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the Toll Entities (other than Seller’s consolidated federal income Tax Returns) for all periods ending on or before the Closing Date (“Pre-Closing Returns”) and shall provide the Pre-Closing Returns to Buyer at least thirty (30) days before the due date therefore for Buyer’s review.  Seller shall include on the

Pre-Closing Returns the income and other tax attributes of the Toll Entities for all applicable periods ending on or before the Closing Date, shall pay or cause to be paid all Taxes due shown on the Pre-Closing Returns, and shall pay all fees and expenses associated with preparing the Pre-Closing Returns.  Buyer shall review the Pre-Closing Returns but shall not change their content without Seller’s consent except as otherwise required by Law.  All Tax Returns required to be prepared by Seller pursuant to this Section 9 shall be prepared on a basis consistent with prior practice, except as required by applicable Law.  Seller shall cause Brut to make an election under Section 754 of the Code on the final Pre-Closing Return for the taxable year ending on the Closing Date.

9.2                               Periods Straddling the Closing Date.  With respect to each jurisdiction in which one Return (“Full Year Return”) for a period beginning before the Closing Date and ending after the Closing Date (“Full Year Period”) will be required, Buyer shall prepare or cause to be prepared a Tax Return for each Toll Entity for the short period starting at the beginning of the Full Year Period and ending on and including the Closing Date, on a pro forma basis as if a short-period return for such period were required (“Pro Forma Return”), and Buyer shall provide such Pro Forma Return to Seller at least thirty (30) days before the due date for the corresponding Full Year Return.  Pro Forma Returns shall be prepared on the same basis as Pre-Closing Returns under Section 9.1.  Pro Forma Returns shall not be filed, but Seller shall pay to Buyer the amount of Taxes due shown thereon and shall pay all fees and expenses associated with preparing the Pro Forma Returns.  Buyer shall prepare or cause to be prepared the Full Year Returns, and shall cause each Toll Entity to timely file the Full year Returns and pay the amount of Taxes due shown thereon.

9.3                               Periods After the Closing Date.  Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns for each Toll Entity required to be filed for taxable periods ending after the Closing Date.  Buyer shall timely pay or cause to be paid the amount of Taxes due shown on such Returns.

9.4                               Audits.  Seller shall have control over all audits and other proceedings that relate to Tax of any Toll Entity for any period that ends on or before the Closing Date; provided that they shall consult with Buyer regarding any such audit and Buyer shall have the right to review any adjustments related to the same before they are made.  Buyer shall have control over all audits and other Proceedings that relate to Taxes (except for sales, use or value added Taxes (collectively, “Sales Taxes”)) of any Toll Entity for any period that begins prior to the Closing Date and ends after the Closing Date; provided that Buyer shall consult with Seller regarding any such audit or Proceeding and Seller shall have the right to review any adjustments related to the same before they are made.  Seller shall have control over all audits and other proceedings that relate to Sales Taxes of any Toll Entity for any period that begins prior to the Closing Date and ends after the Closing Date; provided that Seller shall consult with Buyer regarding any such audit or Proceeding and Buyer shall have the right to review any adjustments related to the same before they are made.  Buyer shall have sole control over all audits and other Proceedings that relate to Taxes of any Toll Entity for any period that begins after the Closing Date.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit or Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or Proceeding.

9.5                               Tax Indemnity

(a)                                  Seller shall indemnify and hold harmless Buyer Indemnities from and against:

(i)                                    any Taxes of each of the Toll Entities arising with respect to any period ending on or before the Closing Date and the portion of any other period ending on the Closing Date;

(ii)                                any Taxes or Losses incurred or suffered by Buyer as a result of or arising out of any breach or any representation or warranty of Seller contained in Section 3.15;

(iii)                            any Taxes imposed on Brut Inc as a member of the “affiliated group” (within the meaning of Section 1504(a) of the Code) of which Seller (or any predecessor or successor thereof) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) and any similar provisions under state or local Law including Brut Inc as a member in a “unitary business” as that term has been defined in U.S. Supreme Court jurisprudence; and

(iv)                               the breach by Seller or the failure by Seller to perform (or cause to have performed) any of the covenants made by it or agreements entered into contained in this Section 9.

(b)                                  Notwithstanding any other provision of this Agreement to the contrary, the obligations of the parties set forth in this Section 9 shall: (i) remain in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof); and (ii) not be subject to Section 10.  In the event of a conflict between this Section 9 and any other provision of this Agreement, this Section 9 shall govern and control.

9.6                               Transfer Taxes.  Buyer and Seller shall each be responsible for one half of any Transfer Taxes.  Buyer and Seller will reasonably cooperate with each other in the filing of any Tax Returns required to be filed in connection with such Transfer Taxes and in obtaining any applicable exemption from or reduction of such Transfer Taxes.  The party responsible for filing any such Tax Return described in the preceding sentence (the “Filing Party”) shall provide the other party (the “Non-Filing Party”) with a pro-forma copy of such Tax Return and written notice of the amount of such Transfer Tax owed by the Non-Filing Party to the Filing Party, which amount shall be calculated in accordance with this Section 9.6.  The Non-Filing Party shall pay the Filing Party the amount owed within ten (10) days of receiving such notice.

9.7                               Reportable Transaction Document Retention.  Seller agrees to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) that relate to any Reportable Transaction in which a Toll Entity has participated.

9.8                               Dispute Resolution.  If Seller and Buyer cannot agree as to the amount of any party’s indemnification obligation under this Section 9, then the Arbiter (or if no such Arbiter was appointed for the purposes of Section 2, one shall be appointed for the purposes of this Section 9.8 pursuant to the procedures set forth in Section 2.5.1) shall determine the amount of such party’s indemnification obligation, if any, and such determination shall be conclusive and binding on the parties.  Any indemnification payment required under this Section 9 shall be made within ten (10) days of the agreement by the parties or the decision by the Arbiter, as the case may be, with interest from the date on which the disputed amount was required to be paid to the relevant taxing authority to the date of payment.  The foregoing shall not limit or relieve Seller of its obligation to indemnify Buyer pursuant to Section 9.5.

SECTION 10.  SURVIVAL; INDEMNIFICATION

10.1                        Survival of Representations, Warranties and Covenants.  Each representation and warranty contained in this Agreement, as amended or modified pursuant to Section 5.3, shall survive the execution and delivery hereof for a period of one (1) year following the Closing Date and thereafter shall terminate; provided, however, that, (a) Section 3.15 shall survive as provided in Section 9.5(b) and (b) the representations and warranties contained in Section 3.1, Section 3.2(a), Section 3.3, Section 3.18, Section 4.2(a), Section 4.3 and Section 4.7 shall survive indefinitely.  The covenants and agreements contained in this Agreement shall survive the Closing Date and shall continue in effect in accordance with their respective terms and for six (6) months thereafter.

10.2                        Indemnification by Seller.  Subject to Section 10.5 and Section 9.5, from and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its subsidiaries (including the Toll Entities) and Affiliates and their respective directors, managers, officers, stockholders, members, employees, controlling persons, representatives, agents and each of their respective successors and assigns (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, and in respect of, any and all losses, liabilities, demands, claims, penalties, Proceedings, assessments, fines, royalties, Taxes, settlements, damages, costs and expenses (including reasonable attorney’s fees and expenses) (individually a “Loss” and collectively, “Losses”) incurred or suffered by any Buyer Indemnitee as a result of or arising out of (a) any breach of any representation or warranty of Seller contained in Section 3 of this Agreement (it being understood that, for purposes of determining whether there has been a breach of any such representation or warranty as of the Closing Date and for purposes of calculating Losses in respect thereof, any amendments or modifications made to such representation or warranty pursuant to Section 5.3 shall be disregarded) or (b) a breach or failure to perform any covenant or agreement on the part of the Seller or Parent under this Agreement.

10.3                        Indemnification by Buyer.  Subject to Section 10.5, from and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, managers, officers, stockholders, members, employees, controlling persons, representatives, agents and each of their respective successors and assigns (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for, and in respect of, any and all Losses incurred or suffered by any Seller Indemnitee as a result of or arising out of (a) any breach of any warranty or representation made by Buyer in Section 4 or (b) a breach or failure to perform any covenant or agreement on the part of Buyer under this Agreement.

10.4                        Indemnification Procedures.

(a)                                  In the event that a party (the “Indemnitee”) shall become aware of any claim, Proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnitor”) agreed to indemnify the Indemnitee pursuant to this Agreement, the Indemnitor shall give prompt notice (“Indemnification Notice”) thereof to the Indemnitor.  The Indemnification Notice shall specify whether the Claim arises as a result of a claim by another Person against the Indemnitee (a “Third Party Claim”) or whether the Claim does not so arise, and shall describe the Claim in reasonable detail (to the extent the information is available) and the amount of the Claim, if known.  Failure to give prompt notice of a Claim shall not affect the Indemnitor’s obligations under this Section 10, except to the extent such failure has prejudiced in any material respect the Indemnitor as a result of such failure to give prompt notice.

(b)                                  With respect to any Third Party Claim, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Third Party Claim, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; and (ii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, that would have an adverse impact on Indemnitee, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed.  In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.  Notwithstanding the foregoing, the Indemnitee shall have the right to employ one separate counsel at the Indemnifying Party’s expense if the named parties to such Proceeding (including any impleaded parties) include both such Indemnitee and Indemnitor, and such Indemnitee shall have been advised by counsel that a conflict of interest would exist if the same counsel were to represent such Indemnitee and Indemnitor (in which case, if such Indemnitee notifies the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the Defense thereof).

(c)                                  In the event the Indemnitor fails, within twenty (20) days of receipt of an Indemnification Notice, to undertake to defend, contest, or otherwise protect against any such Claim, or is not defending such Claim in good faith, the Indemnitee may, but will not be obligated to, defend, contest, or otherwise protect against the same, and, upon the consent of Indemnitor, not to be unreasonably withheld, make any compromise or settlement thereof and recover the entire costs thereof from the Indemnitor, including reasonable attorneys’ fees, and expenses and all amounts paid as a result of such Claim or the compromise or settlement thereof.

(d)                                  Except with respect to expenses that are to be paid by the Indemnitor pursuant to Section 10.4(b), all of which expenses shall be paid by Indemnitor as incurred, all amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within thirty (30) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

10.5                        Limits on Indemnitor’s Liability.  The Indemnitor’s liability under this Section 10 shall be limited as follows.

(a)                                  Threshold.  Except as set forth in Section 10.6, the Indemnitor shall not be liable in respect of any indemnification obligation arising under Section 10.2 or Section 10.3, as the case may be, unless the aggregate cumulative amount of Losses claimed thereunder exceeds Two Million Dollars ($2,000,000) (the “Basket Amount”), in which case the Seller or the Buyer, as the case may be, shall be liable only for the excess of the aggregate amount of all such Losses claimed thereunder over the Basket Amount; provided, however, that the Basket Amount and the limitations set forth in 10.5(c) shall not apply to Losses for any breach of the representation and warranty contained in Section 3.1(b) or Section 3.3(c) and the Basket Amount shall not apply to Losses for any breach of a representation or warranty for which amendments or modifications thereof pursuant to Section 5.3 have been disregarded pursuant to Section 10.2(a).

(b)                                  Net of Recovery.  Payments by Indemnitor on any Loss pursuant to Section 10.4(d) shall be limited to the amount of any Loss that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or similar payment recoverable by the Indemnitee (or any of its Affiliates) from any third party with respect thereto and (ii) any Tax benefit to Indemnitee (or any of its Affiliates) with respect thereto.  The Indemnitee or any of its Affiliates shall be considered to have realized a Tax benefit only when, after utilizing all deductions, losses and credits otherwise available to it, there was a decrease in the cumulative Taxes payable by it as a result of such Loss.

(c)                                  Ceiling.  Except as set forth in Section 10.6, in no event shall (i) the Seller’s aggregate obligation to indemnify Buyer Indemnitees under Section 10.2 or (ii) Buyer’s aggregate obligation to indemnify Seller Indemnitees under Section 10.3, exceed twenty (20) percent of the Purchase Price.

(d)                                  Time Periods.  With respect to any indemnification matter under this Section 10, the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within the applicable survival period provided for in Section 10.1.

10.6                        Excepted Losses.  The limitations set forth in Section 10.5(a) and Section 10.5(c) and, solely in the case of Section 10.6(a), the limitation of Section 10.5(d), shall not apply in the case of any Losses arising under Section 10.2 to the extent (but only to the extent) of those Losses suffered or incurred by Buyer Indemnitee with respect to or in connection with such Claims that are finally adjudicated to have resulted from (a) a Toll Entity’s intentional misrepresentation or fraud or (b) the breach by Seller of any warranty or representation made by Seller in Section 3.1, Section 3.2(a) and Section 3.3 or (c) the breach by Seller or Parent of their covenants contained in Section 5.11 (each, an “Excepted Loss” and collectively “Excepted Losses”).  In the case of Excepted Losses, (i) Seller’s aggregate liability for such Losses shall be limited to the Purchase Price, and (ii) there shall not be a Basket Amount.

10.7                        Sole Remedy.  Buyer hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10, except as provided in Section 9.5; provided, however, that nothing contained in this Agreement shall (i) prevent any

Person from pursuing remedies as may be available to it under applicable Law in the event of any party’s failure to comply with its indemnification obligations hereunder, or (ii) limit the ability of a Party to seek injunctive or similar relief.

SECTION 11.  TERMINATION

11.1                        Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)                                  By mutual written consent of Seller and Buyer;

(b)                                  Provided Seller is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement, by Seller by written notice to Buyer if there has been a material misrepresentation or material breach of representation, warranty, covenant or agreement on the part of Buyer in the representations, warranties and covenants of Buyer set forth in this Agreement and such breach has not been cured within thirty (30) days following such written notice; or

(c)                                  Provided Buyer is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement, by Buyer by written notice to Seller if there has been a material misrepresentation or material breach of representation, warranty, covenant or agreement on the part of Seller in the representations, warranties and covenants of Seller set forth in this Agreement and such breach has not been cured within 30 days of such written notice; or

(d)                                  By Seller or by Buyer, by written notice to the other party, if the Closing hereunder has not been consummated on or before July 31, 2004 (the “Outside Date”); provided, however, that the Outside Date may be extended from time to time by not more than 150 days in the aggregate by any party by written notice to the other parties if the Closing shall not have been consummated as a result of the conditions set forth in Section 6.1(d) or Section 6.2(d) failing to have been satisfied and the extending party reasonably believes that the relevant consents, waivers, approvals, licenses and authorizations will be obtained during such extension period; provided, further, that (i) Seller shall not be entitled to terminate pursuant to this Section 11.1(d) if the Closing shall not have been consummated within such time period by reason of the failure of Seller or Parent to perform in all material respects any of its covenants and agreements contained in this Agreement and (ii) Buyer shall not be entitled to terminate pursuant to this Section 11.1(d) if the Closing shall not have been consummated within such time period by reason of Buyer’s failure to perform in all material respects any of its covenants and agreements contained in this Agreement.

11.2                        Effect of Termination.  If this Agreement is validly terminated by either Seller or Buyer pursuant to Section 11.1, this Agreement shall forthwith become null and void and of no force and effect, and there will be no Obligation on the part of Buyer or Seller (or any or their respective representatives or Affiliates), except for material willful breaches of and material intentional misstatements or omissions in or pursuant to this Agreement by Buyer or Seller, as applicable, prior to the time of such termination (the liability for which shall be borne by the party who commits the material willful breach or makes the material intentional misstatement or omission).

SECTION 12.  OTHER PROVISIONS

12.1                        Confidentiality; Publicity.

(a)                                  All information furnished by Seller or a Toll Entity in writing to Buyer in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by Buyer and shall be used by it only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information (i) is information which it can demonstrate was already known to it from a source, with no duty of confidentiality to Seller or any Toll Entity, when received from Seller or a Toll Entity or, (ii) thereafter becomes lawfully obtainable from other sources through no act or failure to act on its part, or (iii) is required to be disclosed in any document to be filed with any Governmental Body or in connection with any Proceeding, subject to prior consultation with Seller and its counsel to the extent reasonably practicable.  In the event that the Closing does not occur, Buyer shall, upon request, promptly return to Seller the information it received from Seller and the Toll Entities and shall destroy all copies of, or extracts from, such information.  Following the Closing, Buyer will no longer be bound by the confidentiality provisions of this Section 12.1(a) with respect to information relating to any Toll Entity or their respective businesses or Assets.

(b)                                  Seller acknowledges that Buyer has legitimate and continuing interests in the protection of confidential information related to the Business.  From and after the Closing, Seller and Parent shall not, and shall cause their Affiliates not to, disclose, furnish or make accessible to any Person or use to its benefit or the benefit of any other Person any Trade Secrets or other confidential information of the Business, except to the extent that such information (i) thereafter becomes lawfully obtainable from other sources through no act or failure to act on its part or (ii) is required to be disclosed in any document to be filed with any Governmental Body or in connection with any Proceeding, subject to the prior consultation with Buyer, to the extent reasonably practicable.

(c)                                  Except to the extent required by applicable Law or applicable requirements of any Governmental Body, any news release or other public disclosure or announcement concerning this Agreement or the Related Agreements or the transactions contemplated hereby or thereby shall not be issued or approved by Buyer or Seller without the prior written approval of the other party, as to the contents of the announcement, disclosure and/or release.  Buyer and Seller shall use their best efforts and establish reasonable precautions to ensure that their Affiliates, principals, agents and employees abide by the terms of this Section 12.1.

12.2                        Fees and Expenses.  Buyer shall pay all of the fees and expenses incurred by it, the Toll Entities shall pay all of the fees and expenses incurred by them (provided they are paid on or prior to Closing from the Seller’s Assets, and Seller shall pay all of the fees and expenses incurred by it in negotiating and preparing this Agreement and the Related Agreements and in consummating the transactions contemplated hereby and thereby.  The foregoing shall not affect the legal right, if any, that any party may have to recover expenses from any other party that breaches its obligations hereunder.

12.3                        Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid, or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid.  Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence.  Notices to Seller shall be sent to such party’s address as set forth on the first page of this Agreement with a copy sent simultaneously to Parent, at 680 East Swedesford Road, Wayne, PA 19087, to the attention of its General Counsel.  Notices to Toll shall be sent to its address stated on the first page of this Agreement to the attention of its President.  Notices to Buyer shall be sent to Buyer’s address stated on the first page of this Agreement to the attention of its President, with a copy sent simultaneously to Buyer, c/o Office of General Counsel, The Nasdaq Stock Market, Inc., 1801 K Street, N.W., Suite 801-L, Washington, DC 20006; with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attention: Eric J. Friedman, Esq.  Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

12.4                        Entire Understanding.  This Agreement and the Related Agreements, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto.  No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

12.5                        Assignment.  This Agreement shall bind, benefit, and be enforceable by and against Buyer, Parent and Seller, their respective successors and assigns.  No party shall in any manner assign any of its rights, interests or obligations under this Agreement without the express prior written consent of the other parties; provided that Buyer shall have the right, without the consent of any other party, to assign all or a portion of its rights, interests and obligations hereunder to one or more direct or indirect subsidiaries; provided, further, no such assignment shall relieve Buyer of any of its obligations hereunder.

12.6                        Waivers.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.7                        Severability.  If any term or other provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable and remain in full force and effect without regard thereto.

12.8                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof.

12.9                        Section Headings.  Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.10                 Scheduled Disclosures.  Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule of this Agreement solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Schedule is reasonably clear on its face.

12.11                 References.  All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.12                 Controlling Law.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.13                 Jurisdiction and Process.  In any Proceeding between or among any of the parties, whether arising out of this Agreement, the Related Agreements or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) each of the parties irrevocably waives the right to trial by jury, and (c) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.14                 No Third-Party Beneficiaries.  No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto.

12.15                 Bankruptcy Qualification.  Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be affected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

12.16                 Neutral Construction.  In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

[Balance of Page Intentionally Blank]

WITNESS THE DUE EXECUTION AND DELIVERY HEREOF AS OF THE DATE FIRST STATED ABOVE.

BUYER:

THE NASDAQ STOCK MARKET, INC.
By:	/s/ Adena Friedman
Name:	Adena Friedman
Title:	Executive Vice President

TOLL:

TOLL ASSOCIATES LLC
By:	/s/ Sara G. Armstrong
Name:	Sara G. Armstrong
Title:	Assistant Vice President

SELLER:

AUTOMATED SECURITIES CLEARANCE, LTD.
By:	/s/ Sara G. Armstrong
Name:	Sara G. Armstrong
Title:	Assistant Vice President

For purposes solely of Section 5.2, Section 5.11 and Section 8.5 of the Agreement:

PARENT:

SUNGARD DATA SYSTEMS, INC.
By:	/s/ Richard C. Tarbox
Name:	Richard C. Tarbox
Title:	Senior Vice President – Corporate Development

TABLE OF CONTENTS

SECTION 1.	Defined Terms
1.1	“Accounts Receivable”
1.2	“Affiliate”
1.3	“Agreement”
1.4	“Allocation”
1.5	“Amex”
1.6	“Antitrust Law”
1.7	“Arbiter”
1.8	“Asset”
1.9	“ATS”
1.10	“Basket Amount”
1.11	“BEL”
1.12	“BEL Stock”
1.13	“BRASS System”
1.14	“Brut”
1.15	“Brut Inc”
1.16	“Brut Inc Stock”
1.17	“Brut Interests”
1.18	“Brut Membership Agreement”
1.19	“Brut ECN Software”
1.20	“BSE”
1.21	“Burdensome Condition”
1.22	“Business”
1.23	“Buyer Indemnitee” and “Buyer Indemnitees”
1.24	“Cash Asset”
1.25	“Claim”
1.26	“Clearing Agreement”
1.27	“Closing”
1.28	“Closing Balance Sheet”
1.29	“Closing Date”
1.30	“Closing Pass-Through Receivables”
1.31	“Closing Payment”
1.32	“Code”
1.33	“Competing Business”
1.34	“Consent”
1.35	“Continuing Employees”
1.36	“Contract”
1.37	“Contract Right”
1.38	“Current Employee”
1.39	“Defense”
1.40	“ECN”
1.41	“ECN Component”

i

1.42	“Employee Benefit Plan”
1.43	“Encumbrance”
1.44	“Entity”
1.45	“ERISA”
1.46	“ERISA Affiliate”
1.47	“Excepted Loss” and “Excepted Losses”
1.48	“Exchange Act”
1.49	“Filing Party”
1.50	“Financial Statements”
1.51	“Full Year Period”
1.52	“Full Year Return”
1.53	“GAAP”
1.54	“Governmental Body”
1.55	“Guarantee”
1.56	“Hosting Agreement”
1.57	“HSR Act”
1.58	“including”
1.59	“Indemnification Notice”
1.60	“Indemnitee”
1.61	“Indemnitor”
1.62	“Insurance Policy”
1.63	“Intangible”
1.64	“Intellectual Property”
1.65	“IRS”
1.66	“Judgment”
1.67	“to the knowledge of Seller,” “to Seller’s knowledge”
1.68	“Latest Audited Balance Sheet”
1.69	“Latest Audited Balance Sheet Date”
1.70	“Law”
1.71	“Leased Real Property”
1.72	“Loss” and “Losses”
1.73	“Material Adverse Effect”
1.74	“Membership Interests”
1.75	“NASD”
1.76	“Nasdaq”
1.77	“No-Action Letter”
1.78	“Non-Filing Party”
1.79	“NSX”
1.80	“NYSE”
1.81	“Obligation”
1.82	“Organizational Documents”
1.83	“Outside Date”
1.84	“Parent”

1.85	“Parent Plans”
1.86	“Pass-Through Receivables Schedule”
1.87	“Permit”
1.88	“Person”
1.89	“Phase3 Employees”
1.90	“Pre-Closing Returns”
1.91	“Prepaid/Deposit Assets”
1.92	“Pro Forma Return”
1.93	“Proceeding”
1.94	“Prohibited Employees”
1.95	“Purchase Price”
1.96	“Real Property”
1.97	“Related Agreements”
1.98	“Reportable Transaction”
1.99	“Sales Tax”
1.100	“Scheduled Employee”
1.101	“SEC”
1.102	“Securities Act”
1.103	“Self Regulatory Organization” or “SRO”
1.104	“Seller Indemnitee” and Seller Indemnitees”
1.105	“Seller’s Assets”
1.106	“Seller’s Asset Value”
1.107	“Shortfall Amount”
1.108	“Shortfall Date”
1.109	“Shortfall Notice”
1.110	“SIPC”
1.111	“Software”
1.112	“Software License Agreement”
1.113	“Specified Contracts”
1.114	“SunGard Entities”
1.115	“SunGard Financial”
1.116	“Tangible Property”
1.117	“Tax”
1.118	“Tax Returns”
1.119	“Third Party Claim”
1.120	“31(a) Pass-Through Fees”
1.121	“Toll Employee Benefit Plans”
1.122	“Toll Entities”
1.123	“Transfer Taxes”
1.124	“U2”
1.125	“UMA”
1.126	“Working Capital Deficit”
1.127	“Working Capital Excess”

1.128	“Working Capital Statement”
1.129	“X2”

SECTION 2.	The Transaction
2.1	Sale and Purchase of Membership Interests
2.2	Purchase Price
2.3	Closing Balance Sheet
2.4	Seller’s Asset Value
2.5	Working Capital Adjustment
2.6	Currency and Method of Payment
2.7	Purchase Price Allocation
2.8	Intercompany Accounts
2.9	Pass-Through Receivables.

SECTION 3.	Representations of Seller
3.1	Organization.
3.2	Authority; Non-Contravention.
3.3	Membership Interests, Capital Stock and Ownership.
3.4	Compliance with Laws; Permits.
3.5	Financial Statements.
3.6	Assets.
3.7	Obligations.
3.8	Operations Since The Latest Audited Balance Sheet Date.
3.9	Real Property.
3.10	Intellectual Property and Software.
3.11	Contracts.
3.12	Regulatory Registrations; Memberships.
3.13	Employees and Independent Contractors.
3.14	Employee Benefit Plans.
3.15	Taxes
3.16	Proceedings and Judgments.
3.17	Insurance
3.18	Brokerage Fees
3.19	Disclosure
3.20	Books and Records
3.21	Transactions with Affiliates
3.22	Accounts Receivable

SECTION 4.	Representations Of Buyer
4.1	Organization
4.2	Authority; Non-Contravention.
4.3	Brokerage Fees
4.4	Proceedings
4.5	Consents
4.6	Financial Capacity
4.7	Investment

SECTION 5.	Certain Obligations Of The Parties
5.1	Access.

5.2	Acquisition Proposals.
5.3	Amendments to Representations and Warranties.
5.4	Conduct of Business Prior to Closing
5.5	Parent Plans
5.6	Software License Agreement
5.7	Clearing Agreement
5.8	Transitional Hosting Agreement
5.9	Further Actions; Best Efforts.
5.10	Real Property Lease
5.11	Noncompetition and No solicitation.

SECTION 6.	Conditions To Closing
6.1	Conditions to Buyer’s Obligations
6.2	Conditions to Sellers’ Obligations

SECTION 7.	Closing
7.1	Closing
7.2	Seller’s Obligations at the Closing
7.3	Obligations of Buyer at Closing

SECTION 8.	Certain Obligations After Closing
8.1	Transition and Cooperation.
8.2	Further Assurances
8.3	Parent Plans
8.4	Claims
8.5	Parent’s Guarantee

SECTION 9.	Final Tax Returns And Other Tax Matters
9.1	Periods Through the Closing Date
9.2	Periods Straddling the Closing Date
9.3	Periods After the Closing Date
9.4	Audits
9.5	Tax Indemnity
9.6	Transfer Taxes
9.7	Reportable Transaction Document Retention
9.8	Dispute Resolution

SECTION 10.	Survival; Indemnification
10.1	Survival of Representations, Warranties and Covenants
10.2	Indemnification by Seller
10.3	Indemnification by Buyer
10.4	Indemnification Procedures.
10.5	Limits on Indemnitor’s Liability
10.6	Excepted Losses
10.7	Sole Remedy

SECTION 11.	Termination
11.1	Termination
11.2	Effect of Termination.

v

SECTION 12.	Other Provisions
12.1	Confidentiality; Publicity.
12.2	Fees and Expenses
12.3	Notices
12.4	Entire Understanding
12.5	Assignment
12.6	Waivers
12.7	Severability
12.8	Counterparts
12.9	Section Headings
12.10	Scheduled Disclosures
12.11	References
12.12	Controlling Law
12.13	Jurisdiction and Process
12.14	No Third-Party Beneficiaries
12.15	Bankruptcy Qualification
12.16	Neutral Construction

EXHIBITS

EXHIBIT 5.6	Form of Software License Agreement
EXHIBIT 5.7	Form of Clearing Agreement
EXHIBIT 5.8	Form of Hosting Agreement
EXHIBIT 7.3.9	Form of Parent Financial Guarantee

SCHEDULES

SCHEDULE 1.67	Knowledge Persons
SCHEDULE 2.8	Intercompany Accounts
SCHEDULE 3.1(c)	BEL Obligations
SCHEDULE 3.2	Seller Authority/Non-Contravention
SCHEDULE 3.3	Ownership
SCHEDULE 3.4	Compliance with Laws; Permits.
SCHEDULE 3.5	Financial Statements
SCHEDULE 3.6	Assets
SCHEDULE 3.7	Obligations
SCHEDULE 3.8	Operations Since the Latest Audited Balance Sheet Date
SCHEDULE 3.9	Real Property
SCHEDULE 3.10(a)	Owned Intellectual Property
SCHEDULE 3.10(b)	Software
SCHEDULE 3.10(c)	Encumbered Software/Intellectual Property
SCHEDULE 3.10(f)	Intellectual Property Proceeding
SCHEDULE 3.10(g)	Intellectual Property Infringements
SCHEDULE 3.11	Contracts
SCHEDULE 3.12	Regulatory Registrations; Memberships
SCHEDULE 3.13	Employees, Sales Representatives and Independent Contractors
SCHEDULE 3.14	Employee Benefit Plans
SCHEDULE 3.15	Tax Returns
SCHEDULE 3.16	Proceedings and Judgments
SCHEDULE 3.17	Insurance
SCHEDULE 3.18	Seller Broker Fees
SCHEDULE 3.21	Affiliated Transactions
SCHEDULE 4.2	Buyer Authority/Non-Contravention
SCHEDULE 4.3	Buyer Broker Fees
SCHEDULE 4.5	Consents
SCHEDULE 5.11(a)	Competing Business
SCHEDULE 5.11(c)	Prohibited Employees
SCHEDULE 8.1	Scheduled Employee